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                            STOCK PURCHASE AGREEMENT

                                     AMONG

                          SYNAGRO TECHNOLOGIES, INC.,

                                 GROWEST, INC.

                                      AND

                                 JOHN A. BREMER





                           DATED AS OF JULY 24, 1998


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
                               TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE 1 . . . . . . . . . . . . . . . .  1

                                PURCHASE AND SALE . . . . . . . . . . . . . .  1
1.1      Purchase and Sale of Recyc Shares  . . . . . . . . . . . . . . . . .  1
1.2      Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . .  8
1.3      Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . .  8
         1.3.1   Opinion of Synagro Counsel . . . . . . . . . . . . . . . . .  8
         1.3.2   Opinion of Counsel . . . . . . . . . . . . . . . . . . . . .  9
         1.3.3   Ancillary Documents  . . . . . . . . . . . . . . . . . . . . 10
1.4      Receivables and Payables . . . . . . . . . . . . . . . . . . . . . . 10

                                    ARTICLE 2 . . . . . . . . . . . . . . . . 10

       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER, RECYC AND BREMER  . 10
2.1      Representations and Warranties of the Shareholder and Bremer . . . . 10
         2.1.1   Organization and Standing  . . . . . . . . . . . . . . . . . 10
         2.1.2   Agreement Authorized and its Effect on Other Obligations . . 11
         2.1.3   Capitalization of Recyc  . . . . . . . . . . . . . . . . . . 11
         2.1.4   Ownership of Recyc Shares  . . . . . . . . . . . . . . . . . 11
         2.1.5   No Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . 12
         2.1.6   Financial Statements . . . . . . . . . . . . . . . . . . . . 12
                 2.1.6.1          Consolidated Financial Statements . . . . . 12
                 2.1.6.2          Recast Income Statement . . . . . . . . . . 12
                 2.1.6.3          E&Y Financial Statements  . . . . . . . . . 13
         2.1.7   Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . 13
         2.1.8   Additional Information . . . . . . . . . . . . . . . . . . . 14
                 2.1.8.1          Real Estate . . . . . . . . . . . . . . . . 14
                 2.1.8.2          Machinery and Equipment . . . . . . . . . . 14
                 2.1.8.3          Receivables . . . . . . . . . . . . . . . . 14
                 2.1.8.4          Payables  . . . . . . . . . . . . . . . . . 14
                 2.1.8.5          Insurance . . . . . . . . . . . . . . . . . 14
                 2.1.8.6          Contracts . . . . . . . . . . . . . . . . . 14
                 2.1.8.7          Employee Compensation Plans . . . . . . . . 14
                 2.1.8.8          Certain Salaries  . . . . . . . . . . . . . 15
                 2.1.8.9          Bank Accounts . . . . . . . . . . . . . . . 15
                 2.1.8.10         Employee Agreements . . . . . . . . . . . . 15
                 2.1.8.11         Intellectual Property . . . . . . . . . . . 15
                 2.1.8.12         Trade Names . . . . . . . . . . . . . . . . 15
                 2.1.8.13         Promissory Notes  . . . . . . . . . . . . . 15
                 2.1.8.14         Guaranties  . . . . . . . . . . . . . . . . 15

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                               TABLE OF CONTENTS
                                   (Continued)

                                                                            PAGE

                 2.1.8.15         Leases  . . . . . . . . . . . . . . . . . . 15
                 2.1.8.16         Permits . . . . . . . . . . . . . . . . . . 15
         2.1.9   No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . 15
         2.1.10  Absence of Certain Changes and Events  . . . . . . . . . . . 16
                 2.1.10.1         Financial Change  . . . . . . . . . . . . . 16
                 2.1.10.2         Property Damage . . . . . . . . . . . . . . 16
                 2.1.10.3         Dividends . . . . . . . . . . . . . . . . . 16
                 2.1.10.4         Capitalization Change . . . . . . . . . . . 16
                 2.1.10.5         Labor Disputes  . . . . . . . . . . . . . . 16
                 2.1.10.6         Other Material Changes  . . . . . . . . . . 16
         2.1.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
                 2.1.11.1         General . . . . . . . . . . . . . . . . . . 16
                 2.1.11.2         Subchapter S Matters  . . . . . . . . . . . 17
         2.1.12  Intellectual Property  . . . . . . . . . . . . . . . . . . . 17
         2.1.13  Title to and Condition of Assets . . . . . . . . . . . . . . 17
         2.1.14  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . 18
         2.1.15  Licenses and Permits . . . . . . . . . . . . . . . . . . . . 18
         2.1.16  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 19
         2.1.17  Environmental Compliance . . . . . . . . . . . . . . . . . . 19
                 2.1.17.1         Environmental Conditions  . . . . . . . . . 19
                 2.1.17.2         Permits, etc. . . . . . . . . . . . . . . . 19
                 2.1.17.3         Compliance  . . . . . . . . . . . . . . . . 19
                 2.1.17.4         Past Compliance . . . . . . . . . . . . . . 20
                 2.1.17.5         Environmental Claims  . . . . . . . . . . . 20
                 2.1.17.6         Renewals  . . . . . . . . . . . . . . . . . 20
                 2.1.17.7         Asbestos and PCBs . . . . . . . . . . . . . 20
         2.1.18  Compliance with Other Laws . . . . . . . . . . . . . . . . . 20
         2.1.19  ERISA Plans or Labor Issues  . . . . . . . . . . . . . . . . 21
         2.1.20  Investigations; Litigation . . . . . . . . . . . . . . . . . 22
         2.1.21  Absence of Certain Business Practices  . . . . . . . . . . . 22
         2.1.22  Consents and Approvals . . . . . . . . . . . . . . . . . . . 22
         2.1.23  Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . 23
         2.1.24  Composting Facility  . . . . . . . . . . . . . . . . . . . . 23
2.2      Investment Representations . . . . . . . . . . . . . . . . . . . . . 23
         2.2.1   Shareholder Investment Suitability and Related Matters . . . 23
         2.2.2   Synagro Shares Not Registered  . . . . . . . . . . . . . . . 23
         2.2.3   Reliance on Representations  . . . . . . . . . . . . . . . . 23
         2.2.4   Investment Intent  . . . . . . . . . . . . . . . . . . . . . 23
         2.2.5   Permitted Resale . . . . . . . . . . . . . . . . . . . . . . 23
         2.2.6   Investor Sophistication  . . . . . . . . . . . . . . . . . . 24
         2.2.7   Availability of Information  . . . . . . . . . . . . . . . . 24

                               TABLE OF CONTENTS
                                   (Continued)

                                                                            PAGE

         2.2.8   Restrictive Legends  . . . . . . . . . . . . . . . . . . . . 24

                                    ARTICLE 3 . . . . . . . . . . . . . . . . 24

                    REPRESENTATIONS AND WARRANTIES OF SYNAGRO . . . . . . . . 24
3.1      Organization and Standing  . . . . . . . . . . . . . . . . . . . . . 24
3.2      Agreement Authorized and its Effect on Other Obligations . . . . . . 25
3.3      Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
3.4      Reports and Financial Statements . . . . . . . . . . . . . . . . . . 25
3.5      Absence of Certain Changes and Events in Synagro . . . . . . . . . . 26
         3.5.1   Financial Change . . . . . . . . . . . . . . . . . . . . . . 26
         3.5.2   Other Material Changes . . . . . . . . . . . . . . . . . . . 26
3.6      Synagro's Compliance with Other Laws . . . . . . . . . . . . . . . . 26
3.7      Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . 26
3.8      Investigations; Litigation . . . . . . . . . . . . . . . . . . . . . 26
3.9      Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
3.10     Nasdaq Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . 27

                                    ARTICLE 4 . . . . . . . . . . . . . . . . 27

                   [THIS ARTICLE INTENTIONALLY LEFT BLANK]. . . . . . . . . . 27

                                    ARTICLE 5 . . . . . . . . . . . . . . . . 27

                       CONDITIONS PRECEDENT TO OBLIGATIONS  . . . . . . . . . 27
5.1      Conditions Precedent to Obligations of Bremer and the Shareholder  . 27
         5.1.1   Representations and Warranties of Synagro True at Closing
                 Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         5.1.2   No Material Litigation . . . . . . . . . . . . . . . . . . . 27
         5.1.3   Closing Documents  . . . . . . . . . . . . . . . . . . . . . 27
         5.1.4   Consent of Certain Parties in Privity With Synagro . . . . . 27
         5.1.5   Board Approval . . . . . . . . . . . . . . . . . . . . . . . 28
5.2      Conditions Precedent to Obligations of Synagro . . . . . . . . . . . 28
         5.2.1   Representations and Warranties of Bremer and the Shareholder
                 True at Closing Date . . . . . . . . . . . . . . . . . . . . 28
         5.2.2   No Material Litigation . . . . . . . . . . . . . . . . . . . 28
         5.2.3   Closing Documents  . . . . . . . . . . . . . . . . . . . . . 28
         5.2.4   Consent of Certain Parties in Privity with Bremer, Recyc or the Shareholder  . . . . . . . . . . . . . . . . . . . . . . 28
         5.2.5   Other Operations . . . . . . . . . . . . . . . . . . . . . . 28
         5.2.6   Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . 28
         5.2.7   Termination of Leases and Bank Accounts. . . . . . . . . . . 28

                               TABLE OF CONTENTS
                                   (Continued)

                                                                            PAGE

                                    ARTICLE 6 . . . . . . . . . . . . . . . . 29

                  [THIS ARTICLE INTENTIONALLY LEFT BLANK] . . . . . . . . . . 29

                                    ARTICLE 7 . . . . . . . . . . . . . . . . 29

                             ADDITIONAL AGREEMENTS    . . . . . . . . . . . . 29
7.1      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . 29
7.2      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         7.2.1   Tax Reporting of Transaction . . . . . . . . . . . . . . . . 29
         7.2.2   No Code Section 351 Transfer . . . . . . . . . . . . . . . . 29
         7.2.3   338(h)(10) Election. . . . . . . . . . . . . . . . . . . . . 29
         7.2.4   Deemed Purchase Price Allocation . . . . . . . . . . . . . . 30
         7.2.5   Bremer and Shareholder Not Related Persons Under Code
                 Section 197(f)(9)(C) . . . . . . . . . . . . . . . . . . . . 30
7.3      Adjacent Property  . . . . . . . . . . . . . . . . . . . . . . . . . 30
7.4      Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 31
7.5      Subordination of Composting Facility Liens . . . . . . . . . . . . . 31
7.6      Easement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
7.7      Settlement Agreement . . . . . . . . . . . . . . . . . . . . . . . . 32
7.8      Monthly Financial Statements . . . . . . . . . . . . . . . . . . . . 32
7.9      1997 Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . 32
7.10     Article 2 Schedules. . . . . . . . . . . . . . . . . . . . . . . . . 32
7.11     Name Use . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
7.12     Release of Liens . . . . . . . . . . . . . . . . . . . . . . . . . . 33
7.13     Registration Matters . . . . . . . . . . . . . . . . . . . . . . . . 33
         7.13.1  Agreement to Register Resales  . . . . . . . . . . . . . . . 33
         7.13.2  Procedures . . . . . . . . . . . . . . . . . . . . . . . . . 33
         7.13.3  Registration Expenses  . . . . . . . . . . . . . . . . . . . 33
         7.13.5  Rights Non-Transferable  . . . . . . . . . . . . . . . . . . 34
         7.13.6  Indemnification by Synagro . . . . . . . . . . . . . . . . . 34
         7.13.7  Notices of Claims, etc.  . . . . . . . . . . . . . . . . . . 35
         7.13.8  Undertaking to File Reports and Cooperate in Rule 144 and
                 Rule 145 Transactions . . . . . . . . . . . . . . . . . . .  35
         7.13.9  Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . 35
         7.13.10 Modification . . . . . . . . . . . . . . . . . . . . . . . . 35
7.14     Registered Shares Restrictions.  . . . . . . . . . . . . . . . . . . 36
         7.14.1  Limitation on Transfers  . . . . . . . . . . . . . . . . . . 36
         7.14.2  Hedging Restriction  . . . . . . . . . . . . . . . . . . . . 36
7.15     Nasdaq National Market Listing . . . . . . . . . . . . . . . . . . . 36

                               TABLE OF CONTENTS
                                   (Continued)

                                                                            PAGE

7.16     Los Alisos Consent . . . . . . . . . . . . . . . . . . . . . . . . . 36

                                    ARTICLE 8 . . . . . . . . . . . . . . . . 37

                                 INDEMNIFICATION  . . . . . . . . . . . . . . 37
8.1      Indemnification by Bremer and the Shareholder  . . . . . . . . . . . 37
8.2      Indemnification by Synagro . . . . . . . . . . . . . . . . . . . . . 37
8.3      Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . 38
8.4      Termination of Indemnity, Representations and Warranties . . . . . . 38
8.5      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

                                    ARTICLE 9 . . . . . . . . . . . . . . . . 39

                                  MISCELLANEOUS . . . . . . . . . . . . . . . 39
9.1      Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
9.2      Entirety . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
9.3      Counterparts and Facsimile Signature . . . . . . . . . . . . . . . . 39
9.4      Notices and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . 39
9.5      Table of Contents and Captions . . . . . . . . . . . . . . . . . . . 40
9.6      Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . 40
9.7      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
9.8      Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
9.9      Definition of Material Adverse Change  . . . . . . . . . . . . . . . 41
9.10     Joinder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of July 24, 1998 among Synagro Technologies, Inc., a Delaware corporation ("Synagro"), GroWest, Inc., a California corporation and formerly known as Professional Growers, Inc. ("Shareholder"), and John A. Bremer, an individual residing in Riverside County, California ("Bremer").

                              W I T N E S S E T H:

         WHEREAS, the Shareholder owns 100,000 shares (the "Recyc Shares") of stock, no par value per share, of Recyc, Inc. ("Recyc Stock"), a California corporation ("Recyc"), which constitute all of the issued and outstanding shares of capital stock of Recyc;

         WHEREAS, Recyc and Synagro executed that certain letter agreement, dated May 1, 1998 (the "Letter Agreement"), relating to the acquisition by Synagro of substantially all of the assets of Recyc, such acquisition being subject to change to accommodate the needs of the parties thereto;

         WHEREAS, the parties desire to evidence their agreement with respect to the form of, and the other terms and provisions not set forth in the Letter Agreement with respect to, the transaction contemplated by the Letter Agreement; and

         WHEREAS, Bremer and Laura Bremer, jointly as community property, hold all of the issued and outstanding capital stock of the Shareholder and, as such, expect to receive substantial benefit, directly or indirectly, from the sale of the Recyc Shares to Synagro.

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                               PURCHASE AND SALE

         1.1 Purchase and Sale of Recyc Shares. (a) Subject to the terms and conditions of this Agreement, the Shareholder agrees to sell and convey to Synagro, free and clear of all Encumbrances (as defined in Section 2.1.8.1), except for Encumbrances relating to the Assumed Liabilities (as hereinafter defined), and Synagro agrees to purchase and accept from the Shareholder, all of the Recyc Shares, in consideration of (i) the delivery to Shareholder of (A) the Promissory Note (as hereinafter defined) and (B) 1,475,323 shares (the "Synagro Shares") of the common stock, par value $.002 per share, of Synagro ("Synagro Common Stock"), (ii) the payment by Synagro to Business Bank of California of approximately $658,777.26 (the "Composting Facility Payment"), and (iii) the retention and/or assumption by Recyc of the liabilities described on Schedule 1.1(a) (the "Assumed Liabilities"). The Synagro Shares shall consist of 760,000 shares of Synagro Common Stock (the "Registered Synagro Shares") the resale of which by the Shareholder will, at Synagro's expense, be registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in accordance with the provisions of Section 7.13 hereof, and 715,336 shares of Synagro
Common Stock (the "Unregistered Synagro Shares") the resale of which by the Shareholder will not be so registered.

         (b) On the Closing Date (as hereinafter defined), or as soon thereafter as is reasonably practicable, Synagro shall issue and deliver the Registered Synagro Shares and the Unregistered Synagro Shares to the Shareholder, and the Shareholder shall pledge to Synagro 375,000 of the Unregistered Synagro Shares delivered to the Shareholder (the "Pledged Shares") pursuant to a stock pledge agreement, substantially in the form of Exhibit A hereto (the "Pledge Agreement"), and deliver the Pledged Shares to the Escrow Agent pursuant to a pledged share escrow agreement, substantially in the form of Exhibit B hereto (the "Pledged Stock Escrow Agreement"). The Pledged Shares and any Additional Pledged Shares (as hereinafter defined) attributable thereto shall be delivered to Synagro and/or the Shareholder in accordance with the provisions of Sections 1.1(b)(ii), 1.1(b)(iii) and 1.1(b)(iv).

                 (i) On the Closing Date, Synagro shall execute and deliver to the Shareholder a promissory note, substantially in the form of Exhibit C hereto, in the original principal amount of $2,304,750 (the "Promissory Note"). The Promissory Note shall bear interest at the rate of seven percent (7%) per annum, accrued interest shall be payable quarterly, and the principal balance and all accrued interest shall be due and payable on or before twenty-seven (27) months following the Closing Date, subject to extension as necessary to determine Recyc's Net Income (as hereinafter defined), and any resulting offsets, in accordance with this Section 1.1(b)(i), provided that the following amounts may be offset by Synagro against principal due and owing thereunder:

                          A. the amount by which Recyc's pretax net income (as determined in accordance with the second paragraph of this Section 1.1(b)(i)) ("Net Income") for the first twelve month period immediately following the Closing Date (the "First Net Income Period") is less than $2,200,000 (a "Net Income Shortfall"), provided that not more than $677,375 may be offset against principal owing under the Promissory Note as a result of a Net Income Shortfall in the First Net Income Period and provided that said offset shall be made as of the first anniversary of the Closing Date; and the amount by which Recyc's Net Income for the second twelve month period following the Closing Date (the "Second Net Income Period") is less than $2,400,000 (also a "Net Income Shortfall"), provided that not more than $677,375 may be offset against principal owing under the Promissory Note as a result of a Net Income Shortfall in the Second Net Income Period and provided that said offset shall be made as of the second anniversary of the Closing Date.

                          B. $750,000 (the "Remediation Offset Amount") in the event Shareholder fails to complete the Remediation Operations (as hereinafter defined) pursuant and subject to Section 1.1(b)(iii) hereof; and

                          C. all amounts paid by Synagro or Recyc after Closing pursuant to that certain letter agreement, executed March 9, 1998 by Recyc and Synagro and March 10, 1998 by the County of Riverside ("Settlement Costs"), a copy of which is attached hereto as Exhibit D (the "Settlement Agreement"), except to the extent any such amount relates to an obligation of Synagro arising under the Settlement Agreement, provided that not more than $200,000 may be offset against principal owing under the Promissory Note as a result of Settlement Costs and provided that said amounts shall be offset as of the date of incurrence thereof by Synagro.

         Synagro shall provide written notice to the Shareholder of any claimed offset together with supporting documentation showing the basis for such offset and the method of calculating same.

                 Except as otherwise expressly set forth in this paragraph, Net Income shall be determined in accordance with generally accepted accounting principles consistently applied. The cost of transportation services provided by RTI (as hereinafter defined) to Recyc pursuant to the Transportation Agreement (as hereinafter defined) shall, for purposes of determining the Net Income, be calculated in accordance with the Transportation Agreement notwithstanding any lesser fee charged by RTI, or any designee thereof, for such services. The determination of Net Income shall be based upon an unaudited statement of income, retained earnings and cash flows for each of the First Net Income Period and the Second Net Income Period, prepared by or on behalf of Synagro and completed within 45 days following the expiration of each of said periods. For a period of thirty days following the delivery of said statements, the Shareholder shall have the right to audit said statements, and Synagro shall provide to the Shareholder reasonable access to such records and documents in Synagro's possession relating to the preparation thereof as reasonably requested by the Shareholder to conduct said audit. In determining Net Income for said periods, Synagro shall be entitled to take into account only Recyc's reasonable expenses, it being understood that the following shall not be included in the calculation of Net Income: (i) depreciation associated with capital expenditures in amounts in excess of the amount of Recyc's historical, annual depreciation associated with capital expenditures as reflected in the right hand column of the Unaudited Recast Income Statement (as hereinafter defined), except that depreciation associated with the equipment listed on Schedule 1.1(b)(i) shall be included in the calculation of Net Income, (ii) expenses incurred by Synagro in connection with the negotiation and closing of the transactions described in this Agreement, (iii) charges for services rendered by Synagro or its affiliates to Recyc to the extent that such charges would exceed amounts Recyc would pay to any unaffiliated third parties for similar services in an arms-length transaction, and (iv) amounts paid by Recyc relating to the Assumed Liabilities. Subject to the foregoing, any expense incurred by Recyc of a type, and not exceeding in the aggregate the amounts, set forth in the right hand column of the Unaudited Recast Income Statement shall be deemed reasonable and proper expenses by Recyc for purposes of determining Net Income. During said periods, Synagro shall utilize its good faith commercial efforts to operate Recyc, or cause Recyc to be operated, in a fashion designed to maximize Net Income for purposes of this Section 1.1.(b)(i).

                 (ii) 37,500 of the Pledged Shares plus any Additional Pledged Shares attributable thereto (collectively, the "First Period Net Income Shares") shall be delivered to the Shareholder if no Net Income Shortfall occurs in the First Net Income Period. In the event that a Net Income Shortfall occurs in the First Net Income Period, Synagro shall first offset the amount thereof in accordance with
         Section 1.1(b)(i)(A). If Recyc's Net Income in the First Net Income Period is less than $1,522,625, a number of First Period Net Income Shares equal to (A) the difference between $1,522,625 and the Net Income in the First Net Income Period, divided by (B) the Deemed Value (as hereinafter defined), shall be delivered to Synagro and the remainder of the First Period Net Income Shares shall be delivered to the Shareholder. 37,500 Pledged Shares plus any Additional Pledged Shares attributable thereto (collectively, the "Second Period Net Income Shares") shall be delivered to the Shareholder if no Net Income Shortfall occurs in the Second Net Income Period. In the event that a Net Income Shortfall occurs in the Second Net Income Period, Synagro shall first offset the amount thereof in accordance with Section 1.1(b)(i)(A). If Recyc's Net Income in the Second Net Income Period is less than $1,722,625, a number of Second Period Net Income Shares equal to (A) the difference between $1,722,625 and the Net Income in the Second Net Income Period, divided by (B) the Deemed Value shall be delivered to Synagro and the remainder of the Second Period Net Income Shares shall be delivered to the Shareholder.

                 (iii) 100,000 of the Pledged Shares together with any Additional Pledged Shares attributable thereto (collectively, the "Remediation Shares") shall be delivered to the Shareholder upon completion by the Shareholder, at Shareholder's sole cost, risk and expense, of (A) all clean-up, remediation, dirt removal, compost product removal, fill dirt application, and elevation maintenance or restoration operations on that portion of Recyc's existing composting facility located in Riverside County, California (the "Composting Facility") known as the Liston Pit, as required by any applicable law, rule, regulation or ordinance, or by any order of any federal, state, county or municipal government, court, or authority, or any department, agency or other subdivision thereof, or by the Settlement Agreement (as hereinafter defined), (B) the removal of the approximately 50,000 cubic yards of compost products and other materials that are currently located on the curing block/pile on the north end of the portion of the Composting Facility known as Pad 3 and the transportation to, and spreading on, one or more offsite locations of said compost products and other materials, (C) removal of all water in the Liston Pit that may not reasonably be used for dust control at the Composting Facility, and (D) testing the clay liner in the Liston Pit to confirm that said clay liner is in compliance with all applicable laws, rules, regulations and orders and, if said clay liner is not in such compliance, repair it to the extent necessary to bring it into compliance with, or if no clay liner exists, construct a clay liner in accordance with, all applicable laws, rules, regulations and orders (the operations described in clauses (A), (B), (C) and (D) collectively, the "Remediation Operations"). Synagro agrees to cooperate in good faith with, and use reasonable commercial efforts to assist, the Shareholder with respect to the Shareholder's efforts timely to conduct the Remediation Operations; provided that Synagro shall not be obligated to incur any costs with respect thereto or conduct any Remediation Operations, and any costs so incurred by Synagro or Recyc shall be reimbursed by the Shareholder promptly upon receipt from Synagro of an invoice therefor together with reasonable supporting documentation. In the event that the Shareholder fails to complete Remediation Operations within seven months following the Closing Date, or any extension by the County of Riverside of the seven month period set forth in the Settlement Agreement for completion of the Remediation Operations, the Remediation Shares shall be retained in escrow pending completion of the Remediation Operations by Recyc, and the Shareholder shall have no further right, duty or obligation to conduct the Remediation Operations. In the event Recyc conducts the Remediation Operations following the expiration of said seven month period, as extended by the County of Riverside, Synagro shall cause Recyc to conduct the Remediation Operations in a reasonably efficient and cost effective manner. Upon the incurrence thereof, Synagro may offset against principal due under the Promissory Note, up to the Remediation Offset Amount, all costs reasonably incurred by Recyc to conduct the Remediation Operations (the "Recyc Remediation Costs") and, upon completion by Recyc of the Remediation Operations, the Remediation Shares shall be delivered to the Shareholder; provided that, to the extent the Recyc Remediation Costs exceed the Remediation Offset Amount (the excess amount of the Recyc Remediation Costs being the "Unrecouped Costs"), then, upon completion by Recyc of the Remediation Operations, a number of Remediation Shares equal to (A) the Unrecouped Costs divided by (B) the Deemed Value shall be delivered to Synagro and the remainder of the Remediation Shares, if any, shall be delivered to the Shareholder. If the Shareholder fails to complete the Remediation Operations within said seven months, as extended by the County of Riverside, and Recyc does not commence Remediation Operations on or before the first anniversary of the Closing Date, the Remediation Shares shall be delivered to the Shareholder and Synagro may not offset against the Promissory Note pursuant to this Section 1.1(b)(iii).

                 (iv) 200,000 of the Pledged Shares together with any Additional Pledged Shares attributable thereto (collectively, the "Transportation Shares") shall be delivered as follows: one-half of the Transportation Shares (the "Initial Period Transportation Shares") shall be delivered to the Shareholder promptly after the expiration of the first one year period following the Closing Date (the "Initial Transportation Period") provided that RTI is not in breach of the Transportation Agreement or, if it was in breach thereof, it cured said breach in accordance with the terms of the Transportation Agreement. If, at the end of the Initial Transportation Period, RTI is in breach of the Transportation Agreement but is in the process of curing said breach in accordance with the provisions thereof, the Initial Transportation Shares shall remain in escrow pending completion of said cure in accordance with the Transportation Agreement and, upon such completion, or the failure to so complete, the Initial Transportation Shares shall be distributed in accordance with this Section 1.1(b)(iv). In the event that RTI breaches the Transportation Agreement during the Initial Transportation Period, and RTI does not cure such breach in accordance with the provisions thereof, all of the Transportation Shares shall be delivered to Synagro. Any remaining Transportation Shares not delivered to the Shareholder and/or Synagro pursuant to the preceding provisions of this Section 1.1.(b)(iv) shall be delivered to the Shareholder promptly after the expiration of the second one year period following the Closing Date (the "Subsequent Transportation Period") provided that RTI has not breached the Transportation

         Agreement in the Subsequent Transportation Period or, if it was in breach thereof, it cured said breach in accordance with the terms of the Transportation Agreement. If, at the end of the Subsequent Transportation Period, RTI is in breach of the Transportation Agreement but is in the process of curing said breach in accordance with the provisions thereof, any remaining Transportation Shares shall remain in escrow pending completion of said cure in accordance with the Transportation Agreement and, upon such completion, or the failure to so complete, said Transportation Shares shall be distributed in accordance with this Section 1.1(b)(iv). In the event RTI breaches the Transportation Agreement during the Subsequent Transportation Period, and RTI does not cure such breach in accordance with the provisions hereof, a number of the remaining Transportation Shares equal to (A) all additional cost reasonably incurred, or, pursuant to a replacement contract entered by Recyc, to be incurred, by Recyc to cure such breach ("Additional Transportation Cost"), including, without limitation, the cost of comparable replacement transportation services that is in excess of the applicable cost of the transportation services that are the subject of said breach, divided by (B) the Deemed Value shall be delivered to Synagro and, promptly following the expiration of the Subsequent Transportation Period, the remainder of the Transportation Shares, if any, shall be delivered to the Shareholder.

                 (v) As used in this Agreement, "Deemed Value" shall mean the average of the last sales price per share of Synagro Common Stock, as reported in the Wall Street Journal, for the five trading days immediately preceding the date of determination of said average. The Deemed Value shall be calculated (A) as of the date that is the first anniversary of the Closing Date with respect to the First Period Net Income Shares and as of the second anniversary of the Closing Date with respect to the Second Period Net Income Shares, (B) as of the date of completion of the Remediation Operations by the Shareholder or Recyc, or if the Shareholder fails to complete the Remediation Operations within seven months, as extended by the County of Riverside, and Recyc fails to commence the Remediation Operations on or before the first anniversary of the Closing Date, as of the first anniversary of the Closing Date, as applicable, with respect to
         Section 1.1(b)(iii), and (C) on the date during the Subsequent Transportation Period that Recyc notifies RTI of any breach by RTI of the Transportation Agreement with respect to Section 1.1(b)(iv).

                 (vi) Any cash dividends, non-cash dividends or distributions or stock dividends not excluded as set forth below which may be declared and paid by Synagro in respect of the Pledged Shares and any Additional Pledged Shares shall be paid by Synagro to the Shareholder, and the Shareholder may vote the Pledged Shares and any Additional Pledged Shares during the time such shares are held in escrow, subject to the provisions of the Voting Agreement (as hereinafter defined). All shares of Synagro Stock deliverable in respect of the Pledged Shares as a result of any stock split or other distribution of securities without consideration (excluding a stock dividend) shall be held by the Escrow Agent and shall become additional Pledged Shares ("Additional Pledged Shares"). All shares of Synagro Stock deliverable in respect of any Additional Pledged Shares as a result of any stock split or other distribution of securities (excluding a stock dividend) shall be held by the Escrow Agent and shall also be considered "Additional Pledged Shares".

                 (vii) The Shareholder expressly agrees that any assignment of Pledged Shares or Additional Pledged Shares shall be subject to, and the assignee shall assume and agree to be bound by, the terms and provisions of this Section 1.1(b) and any other terms and provisions of this Agreement to the extent affecting said shares.

                 (viii) Upon delivery of any Pledged Shares and Additional Pledged Shares to the Shareholder and/or Synagro pursuant to this
         Section 1.1(b), the lien created by the Pledge Agreement shall be released with respect to, but only with respect to, said delivered Pledged Shares or Additional Pledged Shares.

                 (ix) The Shareholder and Synagro agree to execute an Escrow Disbursement Authorization (as defined in the Escrow Agreement) promptly after the Shareholder and/or Synagro become entitled to a distribution of Pledged Shares and/or Additional Pledged Shares pursuant to the provisions of this Section 1.1(b).

                 (c) In the event of a dispute between the parties with respect to any provision of Section 1.1(b) hereof, including, without limitation, the amount of the Net Income, the amount to be offset against principal owed under the Promissory Note, whether Shareholder completed the Remediation Operations or whether RTI is in breach of the Transportation Agreement, any undisputed Pledged Shares and any Additional Pledged Shares attributable thereto shall be delivered to the appropriate party pursuant to the provisions of Section 1.1(b), any disputed Pledged Shares and any Additional Pledged Shares attributable thereto shall be retained by the Escrow Agent, and the parties shall endeavor in good faith to resolve said dispute within thirty days of the receipt by either party of written notice from the other party of said dispute. If the parties are unable to resolve said dispute within said thirty day period, the dispute shall be referred to an arbitrator mutually acceptable to the Shareholder and Synagro, or if the Shareholder and Synagro are unable to agree on such an arbitrator within five business days after the expiration of said thirty-day period, each shall choose an arbitrator and said arbitrators shall choose a third arbitrator, for final resolution thereof (said arbitrator or arbitrators, hereinafter, the "Arbitrator"). With respect to the determination of any dollar amount by the Arbitrator, if three Arbitrators are involved and are unable to agree on said dollar amount, the two closest dollar amounts specified by the Arbitrators shall be averaged to determine the dollar amount, and with respect to all other matters, the determination of the Arbitrators shall be by majority vote. The decision of the Arbitrator shall be final and binding on the parties and may be enforced by any court of competent jurisdiction. The non-prevailing party shall bear all costs and fees of the Arbitrator; provided, however, that if each party prevails with respect to a portion of the dispute, the costs and fees of the Arbitrator shall be borne equally by Synagro and Shareholder. In addition, with respect to any dispute arising under Sections 1.1(b)(i)(A) or 1.1(b)(ii),
(A) Synagro and its attorneys, accountants and consultants shall have the right, during normal business hours and upon reasonable prior notice, to inspect and copy all books, records, files, documents and agreements held by Shareholder, Bremer or any affiliate thereof, and to interview any of Recyc's former employees employed with Shareholder, Bremer or any affiliate thereof, relating to Recyc's operations prior to the Closing Date, and (B) Shareholder and its attorneys, accountants and consultants shall have the right, during normal business hours and upon reasonable prior notice, to inspect and copy all of Recyc's and Synagro's books, records, files, documents and agreements, and interview Recyc's and Synagro's employees, relating to Recyc's operations after the Closing Date. For purposes of this Section 1.1(c), Shareholder and Bremer shall collectively be deemed one party and Synagro and Recyc shall collectively be deemed one party.

         1.2 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall be at the offices of Porter & Hedges, L.L.P., located at 700 Louisiana, Suite 3500, Houston, Texas, at 10:00 a.m. on July 24, 1998, unless another time, place or date is agreed to by the Shareholder and Synagro (the date of the Closing being the "Closing Date").

         1.3 Closing Deliveries. At the Closing (i) the Shareholder shall deliver to Synagro duly and validly issued certificates representing the Recyc Shares, each such certificate to be duly endorsed in blank and in good form for transfer, or accompanied by stock powers duly executed in blank sufficient and in good form to properly transfer the Recyc Shares to Synagro; (ii) Bremer shall execute and deliver to Synagro a confidentiality and noncompetition agreement in substantially the form of Exhibit E hereto (the "Noncompete Agreement"); (iii) John Alex Bremer and Laura Joyce Bremer, Trustees of the Bremer Family 1995 Living Trust (the "Trust"; said trustees together with any successor trustees, the "Trustee") and Synagro shall execute and deliver a lease covering the Composting Facility substantially in the form of Exhibit F hereto (the "Facility Lease") and a memorandum of lease and option to purchase substantially in the form of Exhibit G hereto (the "Lease Memorandum"); (iv) the Shareholder, Donald L. Thone, Ross M. Patten and Daniel L. Shook shall execute and deliver a voting agreement and irrevocable proxy substantially in the form of Exhibit H hereto (the "Voting Agreement"); (v) Bremer, Shareholder and Laura Bremer shall execute and deliver to Synagro a waiver and an assignment of claims substantially in the form of Exhibit I hereto (the "Waiver"); (vi) Recyc Trucking, Inc., a California corporation ("RTI"), and Synagro shall execute and deliver a transportation agreement substantially in the form of Exhibit J hereto (the "Transportation Agreement"); (vii) the Shareholder, Bremer, Laura Bremer and Synagro shall deliver to one another all other documents, instruments and agreements required under this Agreement or any Ancillary Document (as hereinafter defined); (viii) Synagro shall execute and deliver to Shareholder the Promissory Note; (ix) Synagro shall deliver to the Shareholder a stock certificate representing the Registered Synagro Shares, a stock certificate representing the Unregistered Synagro Shares not constituting Pledged Shares and three stock certificates representing the Pledged Shares (one for each of the Net Income Shares, the Transportation Shares and the Remediation Shares); (x) the Shareholder shall deliver to the Escrow Agent the stock certificates representing the Pledged Shares together with stock powers or other instruments of assignment and transfer, reasonably acceptable to Synagro, duly endorsed in blank covering the Pledged Shares;
(xi) Synagro and the Shareholder shall execute and deliver a registration rights agreement substantially in the form of Exhibit K hereto (the "Registration Rights Agreement"); (xii) the Shareholder and Synagro shall execute and deliver the Pledged Stock Escrow Agreement, and the Shareholder shall execute and deliver the Pledge Agreement; (xiii) Synagro shall deliver the Composting Facility Payment to Business Bank of California; (xiv) the Shareholder shall deliver to Synagro resignations of each of the officers and directors of Recyc; and (xv) Synagro and the Shareholder will deliver to one another the opinions of counsel described below:

                 1.3.1 Opinion of Synagro Counsel. The Shareholder and Bremer shall have received a favorable opinion, dated as of the Closing Date, from Porter & Hedges, L.L.P., counsel for Synagro, in form and substance satisfactory to the Shareholder and Bremer, to the effect that (i) Synagro has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all corporate proceedings required to be taken by or on the part of Synagro to authorize the execution of this Agreement and the implementation of the transactions contemplated hereby have been taken; (iii) the shares of Synagro Common Stock which are to be delivered in accordance with this Agreement will, when issued, be validly issued, fully paid and nonassessable outstanding securities of Synagro; (iv) this Agreement and the Ancillary Documents to which Synagro is a party have been duly executed and delivered by, and are the legal, valid and binding obligation of Synagro and are enforceable against Synagro in accordance with their respective terms, except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally; and (v) except as specified by such counsel (such exceptions to be acceptable to the Shareholder) such counsel does not know of any material litigation, proceedings, or governmental investigation pending or threatened against or relating to Synagro, any of its subsidiaries, or their respective properties or businesses in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by this Agreement. Such opinion also shall cover such other matters incident to the transactions herein contemplated as Recyc and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Synagro as to matters of fact and
         (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Recyc, as to matters other than federal or Texas law; provided that said opinion shall be limited to federal law, the laws of the State of Texas and the general corporate law of the State of Delaware.

                 1.3.2 Opinion of Counsel. Synagro shall have received a favorable opinion, dated the Closing Date, from McKenna & Cuneo, L.L.P., counsel to Bremer, Recyc and the Shareholder, in form and substance satisfactory to Synagro, to the effect that (i) Recyc has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California; (ii) all corporate proceedings required to be taken by or on the part of the Shareholder to authorize the execution of this Agreement and the implementation of the transactions contemplated hereby have been taken; (iii) all outstanding shares of the Recyc Stock have been validly issued and are fully paid and nonassessable; (iv) this Agreement and the Ancillary Documents to which Bremer, the Shareholder, the Trustee and/or RTI are a party have been duly executed and delivered by, and are the legal, valid and binding obligation of Bremer, the Shareholder, the Trustee and/or RTI, as applicable, and are enforceable against Bremer, the Shareholder, the Trustee and/or RTI, as applicable, in accordance with their respective terms, except as the enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally; and (v) except as specified by such counsel (such exceptions to be acceptable to Synagro) such counsel does not know of any material litigation, proceedings or governmental investigation, pending or threatened against or relating to Recyc or its properties or businesses, the Shareholder, RTI, the Trustee or Bremer in which it is sought to restrain, prohibit or otherwise affect consummation of the transactions contemplated by this Agreement. Such opinion shall also cover such other matters incident to the transactions herein contemplated as Synagro and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Recyc as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Synagro, as to matters other than federal or California law; provided that said opinion shall be limited to federal law and the laws of the State of California.

                 1.3.3 Ancillary Documents. As used herein, "Ancillary Documents" shall mean the Promissory Note, the Noncompete Agreement, the Facility Lease, the Lease Memorandum, the Voting Agreement, the Waiver, the Transportation Agreement, the Registration Rights Agreement, the Pledge Agreement and the Pledged Stock Escrow Agreement.

         1.4 Receivables and Payables. The parties acknowledge and agree that all receivables and other amounts owed to Recyc, and all payables, debts, obligations and other amounts owed by Recyc (except the Assumed Liabilities), as of the Closing Date shall be the property and obligation of the Shareholder. To the extent Recyc receives any revenues or other payments after the Closing Date attributable to Recyc's operations before the Closing Date, Synagro shall cause Recyc promptly upon bank clearance of the applicable funds to pay said revenues or other payments to the Shareholder. For a period of six months following the Closing Date, on or before the tenth day of each month, Synagro shall cause Recyc to provide to the Shareholder an accounting of all revenues and other amounts received by Recyc in the previous month attributable to Recyc's operations before the Closing Date. For a period of one year following the Closing Date, Synagro shall cause Recyc to provide the Shareholder with access to, during normal business hours and upon reasonable prior notice, and the Shareholder shall have the right to audit, the books and records of Recyc relating to revenues and other amounts received by Recyc attributable to Recyc's operations before the Closing Date. To the extent that Recyc receives after the Closing Date any bill or invoice for goods or services rendered to Recyc prior to the Closing Date, or any other notice of any amount owed by Recyc attributable to its operations before the Closing Date, except to the extent said bill, invoice or notice relates to any Assumed Liability, Synagro shall cause Recyc promptly to forward said bill, invoice or notice to the Shareholder, and the Shareholder agrees timely to pay the amount of said bill, invoice or notice, except to the extent the Shareholder disputes the amount thereof in good faith and prosecutes said dispute with reasonable diligence. Synagro agrees to cause Recyc to reasonably cooperate with the Shareholder with respect to the collection of any revenues or other amounts attributable to the operations of Recyc before the Closing Date.


                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                      OF THE SHAREHOLDER, RECYC AND BREMER

         2.1 Representations and Warranties of the Shareholder and Bremer. The Shareholder and Bremer jointly and severally represent and warrant to Synagro as follows:

                 2.1.1 Organization and Standing. Each of the Shareholder and Recyc is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has full requisite corporate power and authority to carry on its business as it is currently conducted and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

                 2.1.2 Agreement Authorized and its Effect on Other Obligations. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party have been duly and validly authorized by all necessary corporate action on the part of the Shareholder. This Agreement and each of the Ancillary Documents to which Bremer, the Shareholder, RTI and/or the Trustee is a party are valid and binding obligations of the Shareholder, Bremer, RTI and/or the Trustee, as applicable, in accordance with their respective terms enforceable against the Shareholder, Bremer, RTI and/or the Trustee, as applicable, in accordance with their respective terms except as such enforceability may be limited by (a) equitable principles of general applicability or
         (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement and each of the Ancillary Documents by the Shareholder, Bremer and/or RTI, as applicable, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the respective Articles of Incorporation or Bylaws of the Shareholder, RTI or Recyc or (ii) to the extent such conflict, violation, breach or default could have a material adverse effect on the business, operations, assets or financial condition of Bremer, Recyc, RTI or the Shareholder, any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Bremer, Recyc, RTI or the Shareholder is a party or by which Bremer, Recyc, RTI or the Shareholder or their respective properties are bound. The execution, delivery and performance of the Lease and the Lease Memorandum by the Trustee will not conflict with or result in a violation or breach of any trust indenture or agreement creating or governing, or any other document or instrument applicable to, the Trust, or any other obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Trustee is a party or by which any of the Trust's properties are bound.

                 2.1.3 Capitalization of Recyc. The authorized capitalization of Recyc consists of 100,000 shares of Recyc Stock, all of which are issued and outstanding and held beneficially and of record by the Shareholder. Recyc does not have any outstanding options, warrants, calls or commitments of any character relating to its capital stock. All issued and outstanding shares of Recyc Stock are validly issued, fully paid and non-assessable. None of the outstanding shares of Recyc Stock is subject to any voting trust, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect thereto.

                 2.1.4 Ownership of Recyc Shares. The Shareholder holds good and valid title to all of the Recyc Shares free and clear of all Encumbrances. The Shareholder possesses full authority and legal right to sell, transfer and assign to Synagro the Recyc Shares, free and clear of all Encumbrances. Upon transfer to Synagro by the Shareholder of the Recyc Shares, Synagro will own the Recyc Shares free and clear of all Encumbrances. There are no claims pending or, to the knowledge of Bremer and the Shareholder, threatened, against Recyc, Bremer or the Shareholder that concern or affect title to the Recyc Shares, or that seek to compel the issuance of capital stock or other securities of Recyc.

                 2.1.5 No Subsidiaries. As of the date hereof, Recyc has no subsidiaries, whether wholly or partially owned, and does not own, beneficially or of record, or have any obligation to acquire, any material amount of, or have any material investment in, any stock, partnership or membership interest or other equity or debt securities of any other business, enterprise or entity.

                 2.1.6    Financial Statements.

                          2.1.6.1          Consolidated Financial Statements.
                 The Shareholder has delivered to Synagro Recyc's unaudited balance sheet and related statements of income, retained earnings and cash flows, with appended notes which are an integral part of such statements, as of and for the twelve months ended December 31, 1997 (the "Unaudited Recyc Financial Statements"). Copies of the Unaudited Recyc Financial Statements are attached hereto as Schedule 2.1.6.1. All of the Unaudited Recyc Financial Statements are complete in all material respects (except for the omission of notes and schedules), present fairly the financial condition of Recyc as at the dates indicated, and the results of operations for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein and subject, in the case of the Unaudited Recyc Financial Statements, to normal year-end adjustments and other adjustments described therein; in addition, the Unaudited Recyc Financial Statements, though unaudited, include all adjustments which the Shareholder and Bremer consider necessary for a fair presentation of Recyc's results of that period. December 31, 1997 may sometimes be hereinafter referred to as the "Balance Sheet Date".The Shareholder and Bremer shall use their respective best efforts to cause to be prepared and delivered to Synagro Recyc's audited balance sheet and related statements of income, retained earnings, and cash flows, as of and for the twelve month period ended December 31, 1997 (the "Audited Recyc Financial Statements") promptly following the date hereof. Upon delivery thereof, the Audited Recyc Financial Statements shall be attached to this Agreement as part of Schedule 2.1.6.1 and the representation and warranty in this Section 2.1.6.1 shall apply thereto, and each reference in this Agreement to "Unaudited Recyc Financial Statements" shall be amended to read "Audited Recyc Financial Statements".

                          2.1.6.2 Recast Income Statement. The Shareholder has delivered to Synagro a statement of income, as of and for the twelve months ended December 31, 1997, a copy of which is attached hereto as Schedule 2.1.6.2 (the "Unaudited Recast Income Statement") that (a) relates solely to the composting business and operations of Recyc (the "Composting Operations"), (b) excludes any income and expenses related to (i) the prior Bergen Nurseries, trucking and fueling business and operations of Recyc, (ii) Rentrac, Inc. and (iii) any other prior operations of Recyc not constituting part of its Composting Operations (the operations described in clauses (i), (ii) and (iii) collectively, the "Other Operations"), and (c) assumes further adjustments (referred to therein as "Recast Adjustments") that could be achieved after the Closing Date. The Unaudited Recast Income Statement is complete in all material respects (except for the omission of notes, schedules and the Other Operations), presents fairly the financial condition of Recyc (based solely on the Composting Operations) as at the date indicated, and the results of the Composting Operations for the period indicated, and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein; in addition, the Unaudited Recast Financial Statement, though unaudited, includes all adjustments which Recyc, the Shareholder and Bremer consider necessary for a fair presentation of Recyc's results based solely on the Composting Operations, for the period covered thereby.

                          2.1.6.3 E&Y Financial Statements. The Shareholder has delivered to Synagro Recyc's audited balance sheet and related statements of income, retained earnings and cash flows, as of and for the twelve months ended December 31, 1997, prepared by Ernst & Young, L.L.P., a copy of which is attached hereto as Schedule 2.1.6.3 (the "Audited E&Y Financial Statements") that relate solely to the Composting Operations and exclude any assets, liabilities, income, expenses and cash flows related to the Other Operations, except for the inclusion of revenues and expenses attributable to clay sales and certain trucking operations of Recyc (which, solely for purposes of this Section 12.1.6.3, shall be included in the definition of "Composting Operations"). All of the Audited E&Y Financial Statements are complete in all material respects, present fairly the financial condition of Recyc (based solely on the Composting Operations) as at the dates indicated, and the results of the Composting Operations for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein; in addition, the Audited E&Y Financial Statements include all adjustments which the Shareholder and Bremer consider necessary for a fair presentation of Recyc's results (based solely on the Composting Operations) for the period covered thereby. The balance sheet included in the Audited E&Y Financial Statements is herein referred to as the "Audited E&Y Balance Sheet").

                 2.1.7 Liabilities. Except as disclosed on Schedule 2.1.7 hereto, Recyc has no pending or, to Bremer's and the Shareholder's knowledge, threatened liabilities or obligations, either accrued, absolute or contingent, nor does either the Shareholder or Bremer have any knowledge of any potential liabilities or obligations, which would materially adversely affect the value and conduct of the business of Recyc, other than those (i) reflected or reserved against in the Audited E&Y Balance Sheet or (ii) incurred in the ordinary course of business since the Balance Sheet Date.

                 2.1.8 Additional Information. Attached as Schedule 2.1.8 hereto are true, complete and correct lists of the following items:

                          2.1.8.1 Real Estate. All real property and structures thereon owned, leased or subject to a contract of purchase and sale, or lease commitment, by Recyc, with a description of the nature and amount of any Encumbrances thereon. The term "Encumbrances" means all liens, security interests, pledges, mortgages, deeds of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, liabilities, obligations, privileges, equities, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind or nature;

                          2.1.8.2 Machinery and Equipment. All machinery, vehicles, trailers, transportation equipment, tools, equipment, furnishings, and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment, by Recyc with a description of the nature and amount of any Encumbrances thereon;

                          2.1.8.3 Receivables. All accounts and notes receivable of Recyc, together with (i) aging schedules by invoice date and due date, (ii) the amounts provided for as an allowance for bad debts, (iii) the identity and location of any asset in which Recyc holds a security interest to secure payment of the underlying indebtedness, and (iv) a description of the nature and amount of any Encumbrance on such accounts and notes receivable;

                          2.1.8.4 Payables. All accounts and notes payable of Recyc, together with an appropriate aging schedule;

                          2.1.8.5 Insurance. All insurance policies or bonds currently maintained by Recyc, including title insurance policies, and those covering Recyc's properties, machinery, equipment, fixtures, employees and operations, as well as a listing of any deductibles, premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

                          2.1.8.6 Contracts. All sludge contracts, bulking agent contracts and all other material contracts to which Recyc is a party which are to be performed in whole or in part after the date hereof;

                          2.1.8.7 Employee Compensation Plans. All bonus, incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements of Recyc, whether or not subject to ERISA (as hereinafter defined), together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any governmental agency, and all Internal Revenue Service determination letters that have been received with respect to such plans;

                          2.1.8.8 Certain Salaries. The names and salary rates of all present employees of Recyc who have salaries in excess of $25,000, and all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement;

                          2.1.8.9 Bank Accounts. The name of each bank in which Recyc has an account, the account numbers of each account and the names of all persons authorized to draw thereon;

                          2.1.8.10 Employee Agreements. Any collective bargaining agreements of Recyc with any labor union or other representative of employees, including amendments, supplements, and written or oral understandings, and all employment and consulting and severance agreements of Recyc;

                          2.1.8.11 Intellectual Property. All patents, trademarks, copyrights and other intellectual property rights owned, licensed, or used by Recyc;

                          2.1.8.12 Trade Names. All trade names, assumed names and fictitious names used or held by Recyc, whether and where such names are registered, and where used;

                          2.1.8.13 Promissory Notes. All long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, and any other agreements of Recyc relating thereto or with respect to collateral securing the same;

                          2.1.8.14 Guaranties. All indebtedness, liabilities and commitments of others and as to which Recyc is a guarantor, endorser, co-maker, surety, or accommodation maker, or contingently liable therefor and all letters of credit, whether stand-by or documentary, issued by any third party;

                          2.1.8.15 Leases. All leases to which Recyc is a party whether as lessor or lessee; and

                          2.1.8.16         Permits.  All permits,
                 authorizations, variances, waivers, exemptions, rights-of-way, franchises, ordinances, approvals, certifications, licenses, registrations, orders, decrees and other similar rights applicable to current operations conducted by Recyc (collectively, "Permits") and all environmental audits, assessments, investigations and reviews conducted by Recyc within the last five years on any property owned or used by it.

                 2.1.9 No Defaults. Except as set forth on Schedule 2.1.9, Recyc is not in default in any material obligation or covenant on its part to be performed under any obligation, lease, contract, order, plan or other agreement or arrangement.

                 2.1.10 Absence of Certain Changes and Events. Other than as a result of the transactions contemplated by this Agreement and the conveyance to the Shareholder of certain assets and liabilities related to the Other Operations, since the Balance Sheet Date, there has not been:

                          2.1.10.1 Financial Change. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of Recyc;

                          2.1.10.2 Property Damage. Any material damage, destruction, or loss to the business or properties of Recyc (whether or not covered by insurance);

                          2.1.10.3         Dividends.  Except as set forth on
                 Schedule 2.1.10.3, any declaration, setting aside, or payment of any dividend or other distribution in respect of the Recyc Stock, or any direct or indirect redemption, purchase or any other acquisition by Recyc of any such stock;

                          2.1.10.4 Capitalization Change. Any change in the capital stock or in the number of shares or classes of the authorized or outstanding capital stock of Recyc as described in Section 2.1.3 hereof;

                          2.1.10.5 Labor Disputes. Except as disclosed on Schedule 2.1.16, any labor disputes involving Recyc; or

                          2.1.10.6 Other Material Changes. Except as set forth on Schedule 2.1.10.6, any other event or condition known to the Shareholder or Bremer pertaining to and adversely affecting the operations, assets or business of Recyc which could constitute a material adverse change in the business, assets or financial condition of Recyc, other than events or conditions which are of a general or industry wide nature and of general public knowledge, or which have been disclosed to Synagro in writing.

                 2.1.11   Taxes.

                          2.1.11.1 General. All federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties (collectively, "Taxes") and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Recyc for each period for which any such returns, reports, or estimates were due; all taxes shown by such returns to be payable and, except as set forth in Schedule 2.1.11.1, any and all other taxes due and payable have been paid other than those being contested in good faith by Recyc; and the tax provisions reflected in the balance sheet constituting a part of the Unaudited Recyc Financial Statements and in the Audited E&Y Balance Sheet are adequate, in accordance with generally accepted accounting principles, to cover liabilities of Recyc at the date thereof for all taxes, including any assessed interest, assessed penalties and additions to taxes of any character whatsoever applicable to Recyc or its assets or business. No waiver of any statute of limitations executed by Recyc with respect to any income or other tax is in effect for any period. Except as set forth on Schedule 2.1.11 hereto, the income tax returns of Recyc have never been examined by the Internal Revenue Service or the taxing authorities of any other jurisdiction. There are no tax liens on any assets of Recyc except for taxes not yet currently due.

                          2.1.11.2         Subchapter S Matters.  The
                 Shareholder made an effective, valid and binding election to treat Recyc as a qualified subchapter S subsidiary ("QSSS") pursuant to Section 1361 of the Internal Revenue Code of 1986, as amended (the "Code"), effective January 1, 1998 (the "QSSS Election Date"). Recyc (i) made an effective, valid and binding S election pursuant to Section 1362 of the Code effective May 1, 1993, (ii) maintained its status as an S Corporation pursuant to Section 1361 of the Code without lapse or interruption from the date of said election until the QSSS Election Date, and (iii) made and continuously maintained, since the effective date of its federal S election, elections similar to the federal S election in each state or local jurisdiction where Recyc does business or is required to file a tax return to the extent such states or jurisdictions permit such elections. Recyc neither is nor will or can be subject to the built-in gains tax under Section 1374 of the Code or any similar corporate level tax imposed on Recyc by any taxing authority. Recyc (i) has not adopted or used LIFO as a method of accounting for inventory, and (ii) has no other tax item, election, agreement or adjustment which will accelerate or trigger income or deferred deductions of Recyc as a result of termination of Recyc's status as an S Corporation.

                 2.1.12 Intellectual Property. Recyc owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Intellectual Property") that are either material to its business or that are necessary for the rendering of any services rendered by it and the use or sale of any equipment or products used or sold by it, including all such Intellectual Property listed in Schedule 2.1.8 hereto. The Intellectual Property so owned or possessed by Recyc is owned or licensed free and clear of any Encumbrance. Recyc has not granted to any other person any license to use any Intellectual Property. Recyc has not received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by it of the Intellectual Property or otherwise in connection with the operation of its business.

                 2.1.13 Title to and Condition of Assets. Recyc has good, indefeasible and marketable title to all its properties, interests in properties and assets, real and personal, reflected in the Audited E&Y Balance Sheet or in Schedule 2.1.8 hereto, free and clear of any Encumbrance, except (i) Encumbrances reflected in Schedule 2.1.8 hereto, (ii) liens for current taxes not yet due and payable, and
         (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations (the matters described in clauses (ii) and (iii) collectively, "Permitted Encumbrances").
         All leases pursuant to which Recyc leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing default or event of default or, to Bremer's and the Shareholder's knowledge, any event which with notice or lapse of time, or both, would constitute a default by Recyc and in respect to which Recyc has not taken adequate steps to prevent a default from occurring. The buildings and premises of Recyc that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All equipment, machinery, vehicles, trailers, transportation equipment, tools and other major items of equipment of Recyc are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.
         To Bremer's and the Shareholder's knowledge, all such assets conform in all material respects to all applicable laws governing their use. Except as set forth in Schedule 2.1.18 hereto, no notice of any violation of any law, statute, ordinance, or regulation relating to any such assets has been (or are being) received by Recyc, Bremer or the Shareholder, except such as have been fully complied with.

                 2.1.14 Contracts. All material contracts, leases, plans or other arrangements to which Recyc is a party, by which it is bound or to which Recyc or the assets of Recyc are subject are in full force and effect, and constitute valid and binding obligations of Recyc. Recyc is not, and to the knowledge of Recyc, Bremer and the Shareholder, no other party to any such contract, lease, plan or other arrangement, is in default of any material obligation or provision thereunder, and, to Recyc's, Bremer's and the Shareholder's knowledge, no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a material default thereunder. No contract has been entered into on terms which could reasonably be expected to have a material adverse effect on Recyc. Neither Recyc, Bremer nor the Shareholder has received any information that would cause Bremer or the Shareholder to conclude that any customer of Recyc will (or is likely to) cease doing business with Recyc (or any successors thereto) as a result of the consummation of the transactions contemplated hereby.

                 2.1.15   Licenses and Permits.  Except as set forth on
         Schedule 2.1.15, Recyc possesses all Permits necessary under law or otherwise for it to conduct its business as now being conducted and to construct, own, operate, maintain and use its assets in the manner in which they are now being constructed, operated, maintained and used. Each of such Permits and the rights of Recyc with respect thereto is (and will be following the consummation of the transactions contemplated hereby) valid and subsisting, in full force and effect, and enforceable by Recyc subject to administrative powers of regulatory agencies having jurisdiction. Except as set forth in
         Schedule 2.1.15 hereto, Recyc is in compliance in all material respects with the terms of such Permits and there is no pending, or to Bremer's and the Shareholder's knowledge, threatened claim that Recyc is not in compliance with any Permit. Except as set forth in Schedule
         2.1.15 hereto, none of such Permits have been, or to the knowledge of Bremer and the Shareholder, are threatened to be, revoked, canceled, suspended or modified.

                 2.1.16 Litigation. Except as set forth on Schedule 2.1.16 hereto, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which Recyc is a party or, to the knowledge of Bremer and the Shareholder, might become a party or which particularly affect Recyc. Neither Bremer, Recyc nor the Shareholder has received notice of any pending change in the zoning or building ordinances directly affecting the real property, the Composting Facility or leasehold interests of Recyc, nor, to the knowledge of Bremer and the Shareholder, is any such change threatened.

                 2.1.17   Environmental Compliance.

                          2.1.17.1 Environmental Conditions. Except as set forth in Schedule 2.1.17 hereto, to the best knowledge of the Shareholder and Bremer, there are no environmental conditions or circumstances, including, without limitation, the presence or release of any hazardous substance, on any property presently or previously owned by Recyc, or on any property to which hazardous substances or waste generated by the operations of Recyc or by the use of the assets of Recyc were disposed of. The term "hazardous substance" means (i) asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, radon gas, petroleum, oil, solid waste, pollutants and contaminants, and (ii) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Applicable Environmental Laws (as hereinafter defined), including, but not limited to, substances defined as "hazardous substances," "hazardous materials," or "hazardous waste" in CERCLA, RCRA, HMTA (as such terms are hereinafter defined), or comparable state and local statutes or in the regulations adopted and promulgated pursuant to said statutes;

                          2.1.17.2         Permits, etc. Except as set forth in
                 Schedule 2.1.17 hereto, to the best knowledge of the Shareholder and Bremer, Recyc has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations, other than those that are not material to its business or operations, and is operating in substantial compliance thereunder;

                          2.1.17.3 Compliance. To the best knowledge of the Shareholder and Bremer, except as set forth on Schedule
                 2.1.17 hereto, neither the operations of Recyc nor the use of the assets of Recyc violate in any respect any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, or substances (whether or not hazardous or toxic), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Materials

                 Transportation Act (49 U.S.C. Section 1801 et seq.) ("HMTA"), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. Section 2601 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and analogous federal, interstate, state and local requirements, as any of the foregoing may have been amended or supplemented from time to time (collectively the "Applicable Environmental Laws"), other than violations that in the aggregate are not material to the business or operations of Recyc;

                          2.1.17.4 Past Compliance. To the best knowledge of Bremer and the Shareholder, except as set forth in Schedule 2.1.17 hereto, none of the operations or assets of Recyc has ever been conducted or used in such a manner as to constitute a violation of any of the Applicable Environmental Laws, other than violations that in the aggregate are not material to the business or operations of Recyc;

                          2.1.17.5 Environmental Claims. Except as set forth in Schedule 2.1.17 hereto, no notice has been served on Recyc, Bremer or the Shareholder from any entity, governmental agency or individual regarding any existing, pending or threatened investigation, inquiry, enforcement action or litigation related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations, response costs or contribution under any Applicable Environmental Laws;

                          2.1.17.6         Renewals.  Except as set forth on
                 Schedule 2.1.17 hereto, neither Bremer nor the Shareholder knows of any reason Recyc or its successors would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any of the Applicable Environmental Laws to operate and use any of assets of Recyc for their current purposes and uses; and

                          2.1.17.7 Asbestos and PCBs. Except as set forth on Schedule 2.1.17 hereto, to the best knowledge of Bremer and the Shareholder, no material amounts of friable asbestos currently exist on any property owned or operated by Recyc, nor do polychlorinated biphenyls exist in concentrations of 50 parts per million or more in electrical equipment owned or being used by Recyc in the operations or on the properties of Recyc.

                 2.1.18   Compliance with Other Laws.  Except as set forth on
         Schedule 2.1.18, Recyc is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. Section Section 651 et seq.), as amended, or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, other than such violations, defaults or delinquencies that in the aggregate are not material to the business or operations of Recyc.

                 2.1.19 ERISA Plans or Labor Issues. Schedule 2.1.8 sets forth a brief description of all Employee Compensation Plans which Recyc maintains, to which Recyc contributes or has an obligation to contribute, or with respect to which Recyc has any liability or reasonable expectation of liability (all such plans, policies, programs and arrangements individually, a "Plan" and collectively, "Plans") as of the Closing. Except as set forth in Schedule 2.1.8, Recyc does not maintain any Plans. For purposes of this Section 2.1.19, all references to Recyc shall be deemed to refer to Recyc and any trade or business, whether or not incorporated, which together with Recyc would be deemed or treated as a "single employer" within the meaning of Section 414 of the Code or ERISA Section 4001. None of the Plans (i) is an "employee pension benefit plan" (as defined in
         Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (iii) is a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (iv) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (v) provides for medical, dental, life, disability or other insurance benefits to current or future retired employees or former employees of Recyc (other than as required for group health plan continuation coverage under Code
         Section 4980B or similar state law), (vi) obligates Recyc to pay any severance or similar benefits solely as a result of a change in control or ownership within the meaning of Code Section 280G, or (vii) is a "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9). Each Plan is, in all material respects, in compliance, and has been administered, maintained and funded in all material respects in accordance, with the applicable provisions of ERISA and the Code and all other applicable laws, rules and regulations. To the best knowledge of Bremer and the Shareholder, neither Recyc nor any fiduciary to any Plan, with respect to any Plan, has (i) engaged in any prohibited transaction under ERISA or the Code;
         (ii) breached any fiduciary duty owed by it; or (iii) failed to file and distribute, timely and properly, all reports and information required to be filed or distributed in accordance with ERISA or the Code. There are also no pending or threatened, actions, suits, investigations, arbitrations or claims with respect to any Plan (other than routine claims for benefits) which could reasonably be expected to result in material liability to Recyc, and there are no changes in contributions or benefit levels that have been implemented, or negotiated and not yet been implemented, with respect to any Plan that have not been disclosed in Schedule 2.1.8. All contributions or premiums which are due on or before the Closing with respect to the Plans have been or will be timely paid by Recyc. None of the Plans requires Recyc to make any bonus, severance or other payment to or on behalf of any current or former employee, officer or director of Recyc solely by reason of the change of ownership or control contemplated by this Agreement. Each Plan may be amended or terminated after the Closing without contravening the terms of such Plan or any applicable laws and without material liability to the adopting employer. With respect to each Plan, Recyc has provided Synagro with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Plans are maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (with attachments including, without limitation, audited financial statements), and (iii) all rulings, determinations, notices and opinions issued by any governmental entity in the last three years (and pending requests for governmental rulings, determinations, and opinions). Recyc has not engaged in any unfair labor practices which could reasonably be expected to result in a
         material adverse effect on the operations or assets of Recyc.   Except
         as described in Schedule 2.1.16 hereto, Recyc has no dispute with any of the existing or former employees of Recyc. There are no labor or employment disputes affecting Recyc or, to the knowledge of Bremer and the Shareholder, any disputes threatened by current or former employees of Recyc. There will not be any penalty for the termination of any Plan listed on Schedule 2.1.8 or any other item listed in
         Section 2.1.8.7.

                 2.1.20   Investigations; Litigation.  Except as set forth in
         Schedule 2.1.20 hereto, neither Bremer, Recyc nor the Shareholder has received notice of any investigation or review by any governmental entity with respect to Recyc or any of the transactions contemplated by this Agreement nor, to the knowledge of Bremer and the Shareholder, is any such investigation or review threatened, nor has any governmental entity indicated to Recyc an intention to conduct the same, and there is no action, suit or proceeding pending or, to the knowledge of Bremer and the Shareholder, threatened against or affecting Recyc at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that either individually or in the aggregate, has or is likely to result in a material adverse change in the financial condition, properties or business of Recyc.

                 2.1.21 Absence of Certain Business Practices. Neither Bremer, Recyc, the Shareholder nor any officer or director of Recyc or the Shareholder, nor, to the knowledge of Bremer and the Shareholder, any employee or agent of Recyc or the Shareholder or any other person acting on behalf of Recyc or the Shareholder, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the business of Recyc (or to assist Recyc in connection with any actual or proposed transaction) which (i) might subject Recyc to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the assets, business or operations of Recyc, or
         (iii) if not continued in the future, might materially and adversely affect the assets, business operations or prospects of Recyc or which might result in liability to Recyc in a private or governmental litigation or proceeding.

                 2.1.22 Consents and Approvals. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity other than the Shareholder, is required to be made or obtained by Recyc in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby except for the consents, approvals or authorizations listed on Schedule 2.1.22 hereto (which were obtained on or before the date hereof) or that could not have a material adverse effect on the business, operations, assets or financial condition of Bremer, the Shareholder or Recyc.

                 2.1.23 Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Recyc, Bremer and the Shareholder and their counsel directly with Synagro and its counsel, without the intervention of any other person as the result of any act of Recyc, Bremer or the Shareholder in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments.

                 2.1.24 Composting Facility. The Trustee owns the approximately 162 acres of real property located in Riverside County, California, and the fixtures located thereon, that constitute the Composting Facility, and has good and marketable title thereto, free and clear of any Encumbrance, except Permitted Encumbrances and the Encumbrances (and amounts secured thereby) listed on Schedule 2.1.24 hereto, and has the right, power and authority to execute the Facility Lease and Lease Memorandum and to consummate the transactions contemplated thereby. The Composting Facility Payment constitutes all amounts secured by an Encumbrance on the Composting Facility, and upon payment of the Composting Facility Payment and release by Business Bank of California of its security interest thereon, no Encumbrance shall exist on the Composting Facility securing any debt, guarantee, obligation or liability, of any kind, except for any such Encumbrance created by Synagro.

         2.2 Investment Representations. Each of Bremer and the Shareholder acknowledges, represents and agrees that:

                 2.2.1 Shareholder Investment Suitability and Related Matters. (i) Synagro has made available to Recyc, Bremer and the Shareholder the information and documents described in Section 3.4. hereof, (ii) Bremer and the Shareholder understand the risks associated with ownership of Synagro Common Stock, including the Unregistered Synagro Shares, and (iii) Bremer and the Shareholder are capable of bearing the financial risks associated with such ownership;

                 2.2.2 Synagro Shares Not Registered. The Unregistered Synagro Shares have not been registered under the Securities Act or registered or qualified under any applicable state securities laws;

                 2.2.3 Reliance on Representations. The Unregistered Synagro Shares are being issued to the Shareholder in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon the Shareholder's bona fide investment intent with respect to the Synagro Shares;

                 2.2.4 Investment Intent. The Shareholder's acquisition of the Unregistered Synagro Shares is solely for its own account for investment, and the Shareholder is not acquiring the Unregistered Synagro Shares for the account of any other person or with a view toward resale, assignment, fractionalization, or distribution thereof;

                 2.2.5 Permitted Resale. The Shareholder shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Unregistered Synagro Shares except in accordance with the registration requirements of the Securities Act and applicable state securities laws or upon delivery to Synagro of an opinion of legal counsel reasonably satisfactory to Synagro that an exemption from registration is available or pursuant to an effective registration statement covering the Unregistered Synagro Shares to be sold;

                 2.2.6 Investor Sophistication. Bremer was or has been the sole shareholder, the President and a director of Recyc for at least ten years and, as a result, is intimately familiar with its business and has a high degree of knowledge of, and experience in, the industry in which it operates and as such he and the Shareholder have the business savvy, knowledge and experience to evaluate the merits and risks of an investment in Synagro, which is in the same business as Recyc, and the Synagro Shares, and to make an informed investment decision with respect thereto;

                 2.2.7 Availability of Information. Bremer and the Shareholder have had the opportunity to ask questions of, and receive answers from Synagro's officers and directors concerning the Shareholder's acquisition of the Synagro Shares and to obtain such other information concerning Synagro and the Synagro Shares, to the extent Synagro's officers and directors possessed the same or could acquire it without unreasonable effort or expense, as Bremer and the Shareholder deemed necessary in connection with making an informed investment decision; and

                 2.2.8 Restrictive Legends. In addition to any other legends required by law or the other agreements entered into in connection herewith, each certificate evidencing the Synagro Shares will bear a conspicuous restrictive legend substantially as follows:

                 THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SYNAGRO

         Synagro represents and warrants to Bremer and the Shareholder as follows:

         3.1 Organization and Standing. Synagro is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

         3.2 Agreement Authorized and its Effect on Other Obligations. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Synagro. This Agreement and each of the Ancillary Documents to which it is a party are valid and binding obligations of Synagro enforceable against Synagro in accordance with their respective terms, except as such enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party by Synagro will not conflict with or result in a violation or breach of any term or provision of, or constitute a default under (i) the Certificate of Incorporation or Bylaws of Synagro or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Synagro or any of its property is bound.

         3.3 Capitalization. The capitalization of Synagro consists of (i) 10,000,000 shares of preferred stock, par value $.002 per share, of which 500,000 shares have been designated as "Preferred Stock - Junior Participating Series A" and reserved for issuance upon exercise of Rights evidenced by the certificates representing all outstanding shares of Synagro Common Stock, but no such shares are issued or outstanding; and (ii) 100,000,000 shares of Synagro Common Stock, of which as of June 25, 1998, 10,895,171 shares were issued and outstanding, 2,261,031 shares were reserved for issuance pursuant to stock options, and 600,000 shares were reserved for issuance pursuant to outstanding warrants. Except as set forth in this Section 3.3., there are outstanding as of the date hereof (i) no securities of Synagro or any other person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Synagro, and (ii) no subscriptions, options, warrants, calls, rights obligating Synagro to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Synagro. All of the outstanding Synagro Common Stock is, and, when issued, the Synagro Shares will be, validly issued, fully paid and nonassessable and not subject to any preemptive right. There is no stockholder agreement, voting trust, or other agreement or understanding to which Synagro is a party or by which it is bound relating to the voting of any shares of capital stock of Synagro.

         3.4 Reports and Financial Statements. Synagro has previously furnished to Bremer and the Shareholder true and complete copies of (i) Synagro's annual report filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), for Synagro's fiscal year ended December 31, 1997; (ii) Synagro's quarterly and other reports filed with the Commission since December 31, 1997; (iii) all definitive proxy solicitation materials filed with the Commission since December 31, 1997; and (iv) any registration statements (other than those relating to employee benefit plans) declared effective by the Commission since December 31, 1997. All of the foregoing items are listed on
Schedule 3.4 hereto (collectively, the "Synagro SEC Documents"). The consolidated financial statements of Synagro and its consolidated subsidiaries included in Synagro's most recent report on

Form 10-K and most recent report on Form 10-Q were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Synagro and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended; and the Synagro SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were, made not misleading. Since December 31, 1996, Synagro has filed with the Commission all material reports, registration statements and other material filings required to be filed with the Commission under the rules and regulations of the Commission.

         3.5 Absence of Certain Changes and Events in Synagro. Since March 31, 1998, there has not been:

                 3.5.1 Financial Change. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of Synagro; or

                 3.5.2 Other Material Changes. Any other event or condition known to Synagro particularly pertaining to and adversely affecting the operations, assets or business of Synagro which could constitute a material adverse change in the business, assets or financial condition of Synagro, other than events or conditions which are of a general or industry-wide nature and of general public knowledge, or which have been disclosed to Bremer and the Shareholder in writing.

         3.6 Synagro's Compliance with Other Laws. Synagro is not in violation of or in default with respect to any applicable law, rule, or regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality which could have a material adverse effect upon its financial condition, properties or business.

         3.7 Consents and Approvals. Except for the filing of the Registration Statement (as hereinafter defined) pursuant to Section 7.13 hereof, no consent, approval or authorization of, or filing of a registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Synagro in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         3.8 Investigations; Litigation. No investigation or review by any governmental entity with respect to Synagro in connection with any of the transactions contemplated by this Agreement is pending or, to the best of Synagro's knowledge, threatened, nor has any governmental entity indicated to Synagro an intention to conduct the same. There is no action, suit or proceeding pending or, to the best of Synagro's knowledge, threatened against or affecting Synagro by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, has or is likely to result in any material adverse change in the financial condition, properties or businesses of Synagro.

         3.9 Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Synagro and its counsel directly with Bremer, Recyc and the Shareholder and their counsel, without the intervention by any other person as the result of any act of Synagro in such a manner as to give rise to any valid claim against Bremer, the Shareholder or Recyc for any brokerage commission, finder's fee or any similar payments.

         3.10 Nasdaq Compliance. Synagro meets all current requirements for listing on the Nasdaq Market for Small-Cap Issues and has not received any notice, whether written or oral, from the National Association of Securities Dealers, Inc. suggesting that its listing is not in good standing. Synagro has submitted an application to the National Association of Securities Dealers, Inc. for listing on the Nasdaq National Market.

                                   ARTICLE 4
                    (THIS ARTICLE INTENTIONALLY LEFT BLANK)


                                   ARTICLE 5
                      CONDITIONS PRECEDENT TO OBLIGATIONS

         5.1 Conditions Precedent to Obligations of Bremer and the Shareholder. The obligations of Bremer and the Shareholder to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Bremer, on behalf of himself and the Shareholder, before the Closing Date:

                 5.1.1 Representations and Warranties of Synagro True at Closing Date. The representations and warranties of Synagro herein contained shall be, in all material respects, true as of and at the Closing Date with the same effect as though made at such date.

                 5.1.2 No Material Litigation. No suit, action, or other proceeding shall be pending, or to Synagro's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or provide other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which might result in a material adverse change in the value of the consolidated assets and business of Synagro.

                 5.1.3 Closing Documents. Synagro shall have executed and delivered to the appropriate parties the documents and instruments to be executed and delivered by it pursuant to Section 1.3 hereof, and Bremer and the Shareholder shall have received the opinion required by
         Section 1.3.1 hereof.

                 5.1.4 Consent of Certain Parties in Privity With Synagro. The holders of any material indebtedness of Synagro, the lessors of any material property leased by Synagro, and the other parties to any other material agreements to which Synagro is a party shall, when and to the extent necessary in the reasonable opinion of Bremer, have consented to the transactions contemplated hereby.

                 5.1.5 Board Approval. The board of directors of Synagro shall have approved the transactions contemplated hereby in accordance with Synagro's bylaws (the "Requisite Approval").

         5.2 Conditions Precedent to Obligations of Synagro. The obligation of Synagro to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Synagro before the Closing Date.

                 5.2.1 Representations and Warranties of Bremer and the Shareholder True at Closing Date. The representations and warranties of Bremer and the Shareholder herein contained shall be, in all material respects, true as of and at the Closing Date with the same effect as though made at such date.

                 5.2.2 No Material Litigation. No suit, action, or other proceeding shall be pending, or to Bremer's or the Shareholder's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which might result in a material adverse change in the value of the assets and business of Recyc.

                 5.2.3 Closing Documents. Bremer, Laura Bremer, RTI, the Trustee and the Shareholder shall have executed and delivered to the appropriate parties the documents and instruments to be executed and delivered by them pursuant to Section 1.3 hereof, and Synagro shall have received the opinion required by Section 1.3.2 hereof.

                 5.2.4 Consent of Certain Parties in Privity with Bremer, Recyc or the Shareholder. The holders of any material indebtedness of Bremer, Recyc or the Shareholder, the lessors of any material property leased by Bremer, Recyc or the Shareholder, the other parties to any other material agreements to which Bremer, Recyc or the Shareholder are a party and the appropriate authority issuing any Permits shall, when and to the extent necessary in the reasonable opinion of Synagro, have consented to the transaction contemplated hereby.

                 5.2.5 Other Operations. Synagro shall be satisfied, in its reasonable discretion, that Recyc does not own, hold, lease or have any interest of any kind in any of the assets, whether real, personal, or mixed, and has no duties, responsibilities, liabilities or obligations of any kind, relating to the Other Operations.

                 5.2.6 Preemptive Rights. All holders of preemptive rights applicable to the Recyc Stock shall have executed a written waiver thereof.

                 5.2.7 Termination of Leases and Bank Accounts. All of the real property leases described on Schedules 2.1.8.1 and 2.1.8.15 shall have been terminated, or Recyc shall have been released as a party thereto, and Recyc shall have no further rights, duties or obligations with respect thereto. The bank accounts listed on Schedule 2.1.8.9 shall have been closed, the accounts shall have been transferred or Recyc shall otherwise not be named as party thereto.


                                   ARTICLE 6
                    [THIS ARTICLE INTENTIONALLY LEFT BLANK]

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

         7.1 Further Assurances. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effect the transactions contemplated hereby.

         7.2     Tax Matters.

                 7.2.1 Tax Reporting of Transaction. It is the intention and expectation of the parties to this Agreement that, for federal and state income tax purposes, the purchase of the Recyc Stock will result in and be reported as a taxable sale and purchase of the assets of Recyc (whether actual or deemed pursuant to Proposed Treasury Regulation Section 1.1361-5(b)(3) Ex (1)) by the Shareholder and Synagro, respectively. The parties acknowledge that Synagro would not proceed with the purchase of the Recyc Stock without such income tax treatment. The parties to this Agreement intend to report the purchase and sale of the Recyc Stock as a taxable sale of all the assets of Recyc for federal and state income tax purposes on a basis consistent with Code Section 1060, and expect that no election need be made under Code Section 338(h)(10).

                 7.2.2 No Code Section 351 Transfer. Bremer and Shareholder represent and acknowledge that the purchase of Recyc Stock will not qualify under Code Section 351(a) because: (i) the Shareholder has a prearranged binding obligation, as set forth in this Agreement, to dispose of the Recyc Shares and the Recyc assets, and (ii) the "control" test of Code Section 351(a) will not be met with respect to a deemed transfer of the Recyc assets under Code Section 1361(b)(3)(C). Bremer and Shareholder shall (a) not report or assert that a deemed transfer of the assets of Recyc to itself under Code
         Section 1361(b)(3)(C) qualifies as a tax free incorporation under Code
         Section 351 or any similar federal or state Tax provision, and (b) pay all income taxes associated with either an actual or deemed sale of the assets of Recyc, or a taxable deemed contribution of assets under Code Section 1361(b)(3)(C) which does not qualify under Code Section 351.

                 7.2.3 338(h)(10) Election. If the Internal Revenue Service or the Department of the Treasury should issue official guidance in the form of a revenue ruling, revenue procedure, technical advice memorandum, notice, treasury regulation (proposed, temporary or final), treasury decision or other official published writing, or alternatively, if a decision by a federal district court, the Tax Court or the Court of Claims is published, stating that a sale of the stock of a QSSS does not result and should not be reported as a taxable sale and purchase of assets of the QSSS, Synagro and the Shareholder shall join in an election to have the provisions of
         Section 338(h)(10) of the Code and similar provisions of state, local or other Federal law (where permissible) ("Section 338(h)(10) Election") apply to the acquisition of the stock of Recyc described herein whereby (i) Recyc will be treated as having sold all of its assets in a single transaction as of the close of business on the Closing Date, (ii) Recyc will be treated as having distributed the sales proceeds to the Shareholder in a tax-free Code Section 332 liquidation, and (iii) no gain or loss will be recognized by the Shareholder or Recyc with respect to the sale of the Shareholder's shares of Recyc. The election will include the execution and subsequent filing of Internal Revenue Service Form 8023-A pursuant to the requirements as stated therein. Within 10 days of Synagro's request, the Shareholder shall properly execute and deliver to Synagro such documents or forms (including Section 338 Forms, as defined below) as Synagro shall request or as are required by applicable law for an effective Section 338(h)(10) Election for Recyc. Along with the Section 338 Forms, the Shareholder will deliver a properly executed Power of Attorney authorizing Synagro to take any and all necessary action to effect the Section 338(h)(10) Election for Recyc. After the date of this Agreement, neither Synagro, Recyc, nor the Shareholder shall take, or fail to take, any action which may cause the acquisition of Recyc to not be eligible for the 338(h)(10) elections set forth herein. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or local taxing authority in connection with the Section 338(h)(10) Election for Recyc, including, without limitation, any "statement of Section 338 election" and IRS Form 8023-A (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations of the Code.

                 7.2.4 Deemed Purchase Price Allocation. Synagro shall, within 60 days of the Closing Date, provide to the Shareholder an allocation of the deemed purchase price among the assets of Recyc in accordance with Code Section 1060 (and 338, if applicable) and any comparable provisions of state or local law, as appropriate. Such allocation shall be deemed acceptable to the Shareholder unless it notifies Synagro of any objections within 30 days of receipt of such allocation. If the Shareholder and Synagro are unable to agree on such allocation within 120 days of the Closing Date, then an independent accounting firm mutually acceptable to the parties hereto shall make a binding determination with respect to such allocation, the fees and expenses of which shall be paid equally by the Shareholder and Synagro.


                 7.2.5    Bremer and Shareholder Not Related Persons Under Code
         Section 197(f)(9)(C). Bremer and Shareholder represent and warrant that they are not currently, nor will they be after the transaction, related to Synagro as defined in Code Section 197(f)(9)(C)., Should it be determined that either Bremer and/or Shareholder is such a related person, then at the request of Synagro, such related person(s) shall enter into an election pursuant to Code Section 197(f)(9)(B).

         7.3 Adjacent Property. Promptly following the Closing, Bremer shall cause the Trustee to execute and acknowledge an instrument, in reasonable form, and cause it to be filed in the appropriate public records of Riverside County, California, covering the approximately 255 acre tract in Riverside County, California currently owned by the Trustee that is adjacent to the Composting Facility and that is more particularly described on Schedule 7.3 hereto (the "Adjacent Property"), containing a notice, reasonably satisfactory to Synagro, that the Composting Facility is adjacent to the Adjacent Property and that the operations thereon may cause noise, odor, traffic or other nuisances from time to time that may affect the Adjacent Property. In addition, in the event the Trustee, or any distributee of the Trust (each a "Selling Party"), desires to sell, transfer, mortgage, pledge, or lease all or any portion of the Adjacent Property, or any other property owned or leased by the Trust, or by Bremer and/or Laura Bremer, within a one mile radius of the Composting Facility (said other property together with the Adjacent Property, the "Affected Property") to a third party, Bremer shall, and shall cause each Selling Party to, provide Synagro with written notice thereof not less than two weeks before the execution by the Selling Party of any deed, assignment, mortgage, pledge or lease, or any contract, option or agreement relating to the execution of any of the foregoing (each a "Conveyancing Document"), including an earnest money contract or similar agreement, so that Synagro and the Selling Party may use good faith efforts to agree on provisions satisfactory to Synagro in its reasonable discretion to include in any Conveyancing Document to protect Synagro's operations on the Composting Facility from unreasonable interference by said third party. In the event that Synagro and the Selling Party are unable to agree on such provisions, Bremer shall, and shall cause each Selling Party to, include in each Conveyancing Document (i) a provision notifying said third party of the existence of the Composting Facility, (ii) an acknowledgment by said third party that the operations on the Composting Facility may cause noise, odor, traffic and other nuisances that may affect the Adjacent Property,
(iii) an agreement that said party will not file any untrue complaints with any governmental authorities relating to the operations at the Composting Facility, or any noise, odor, traffic or other nuisances caused thereby, or otherwise interfere with said operations, and (iv) an agreement of said third party that Recyc and Synagro will be third party beneficiaries of the acknowledgment and agreement by said third party pursuant to clauses (ii) and (iii) of this sentence (a "Recyc Operations Acknowledgment"). Synagro acknowledges that a portion of the Adjacent Property is currently subject to an escrow agreement relating to the sale thereof. Bremer agrees to use reasonable efforts to cause the other party to said escrow agreement to execute a Recyc Operations Acknowledgment or other similar agreement.

         7.4 Payment of Taxes. Bremer and the Shareholder agree to pay timely all Taxes assessed or assessable against them or Recyc arising out of or in any way related to the ownership, business or operations of Recyc or the Other Operations through the end of the Closing Date, including, without limitation, any Taxes resulting from the consummation of the transactions contemplated hereby, except to the extent Bremer and the Shareholder are contesting any portion of such taxes in good faith and have made appropriate reserves for the payment thereof.

         7.5 Subordination of Composting Facility Liens. After the Closing Date and until termination of the Facility Lease, the Trustee shall not, and the Trustee and Bremer shall cause any distributee of the Trust receiving an interest in the Composting Facility not to, mortgage, pledge, hypothecate or allow any lien or encumbrance to be placed on any portion of the Composting Facility, or enter into any agreement to do any of the foregoing, unless such mortgage, pledge, hypothecation, lien or encumbrance is subject and subordinate, in all respects, to the Facility Lease and all of Synagro's rights thereunder and provided that all amounts secured thereby shall never exceed the sum of $2,250,000.00.

         7.6 Easement. Bremer shall cause the Trustee to negotiate in good faith with Synagro and USA Waste towards, and shall not unreasonably withhold, the grant to Recyc and USA Waste of an easement or easements over and across the Adjacent Property, containing such terms and provisions and at such a location as are reasonably satisfactory to Synagro and USA Waste, as is reasonably necessary for the purposes outlined in that certain letter, dated February 26, 1998, from Ross M. Patten, on behalf of Synagro, to Les Bittenson, on behalf of USA Waste, Pacific Region, a copy of which is attached hereto as Exhibit L (the "Easement Letter").

         7.7 Settlement Agreement. Bremer and the Shareholder shall timely pay and perform all duties, actions and obligations of Recyc under the Settlement Agreement at their sole cost, risk and expense.

         7.8 Monthly Financial Statements. On or before fifteen days following the end of each month of the two years following the Closing Date, Synagro shall cause Recyc to provide to the Shareholder and Bremer an unaudited statement of income, retained earnings and cash flows of Recyc for such month.

         7.9 1997 Financials. In the event that following the Closing Date Synagro is required to file with the Securities and Exchange Commission (the "Commission") and/or the National Association of Securities Dealers, Inc. ("NASD") audited financial statements for the year ended December 31, 1997, related to the Composting Operations of Recyc pursuant to Rule 13a-11 or 15d-11 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated hereunder (the "Exchange Act") or its listing agreement with, or applicable rules and regulations of, NASD, Bremer and the Shareholder shall cause Ernst & Young, L.L.P. to prepare said financial statements in the form and containing such information as is required by the Commission, NASD or the Exchange Act. All cost for preparation of said financial statements shall be borne by Bremer and the Shareholder, and Bremer and the Shareholder shall cause said financial statements to be prepared and delivered to Synagro not later than three business days prior to the earlier of the filing date required by the Exchange Act or NASD.

         7.10 Article 2 Schedules. While the Shareholder and Bremer have attempted to list each exception or item of supplemental information in each schedule required by Article 2 of this Agreement for which such exception or item is relevant, the parties agree that inclusion of such item or exception on any such schedule to which it is relevant shall constitute its disclosure in each other schedule required by Article 2 to which it is relevant.

         7.11 Name Use. The Shareholder and Bremer agree that, except for the name "Recyc Trucking, Inc." neither will use, directly or indirectly through any subsidiary or affiliate, and each hereby waives, releases, relinquishes and assigns to Synagro the right to use, the names "Recyc, Inc." and "Recyc" and any other names containing the word "Recyc".

         7.12 Release of Liens. Except to the extent any of the following constitute Assumed Liabilities, within ninety (90) days following the Closing Date, Bremer and the Shareholder shall cause (i) all Encumbrances existing on the Closing Date that affect any asset or property of Recyc to be released,
(ii) the notes listed on Schedule 2.1.8.13 to be paid in full or Recyc to be released as an obligor thereon and, (iii) the guaranties listed on Schedule
2.1.8.14 to be terminated or Recyc to otherwise be released with respect hereto, and for Recyc to have no further rights, duties or obligations with respect to the matters described in clauses (i), (ii) and (iii).


         7.13    Registration Matters.

                 7.13.1 Agreement to Register Resales. Synagro represents and warrants to the Shareholder and Bremer that as of the date hereof it meets the Registrant Requirements of the General Instructions to Form S-3. Synagro agrees that promptly following the Closing Date, it will file with the Commission on Form S-3, a shelf registration statement pursuant to Rule 415 of the Securities Act (the "Registration Statement") covering the resale by the Shareholder of the Registered Synagro Shares, excluding any Pledged Shares, and will use its best efforts to cause the same to be declared effective promptly by the Commission. Synagro agrees to maintain such Registration Statement in effect for the maximum period allowable under the regulations promulgated by the Commission, and in any event to maintain the same (or, to the extent necessary, successive registration statements) through at least December 31, 2001. In any offering pursuant to this Section 7.13.1, Synagro will use its best efforts to effect any such registration and use its best efforts to effect such qualification and compliance as may be required and as would permit or facilitate the resale of the Registered Shares, including, without limitation, registration under the Securities Act, appropriate qualifications under applicable blue-sky or other state securities laws and, appropriate compliance with any other governmental requirements.

                 7.13.2 Procedures. With respect to sales by the Shareholder of Registered Synagro Shares through the Nasdaq Market System or any such other exchange, the Shareholder may only sell such shares on any day after the first sale of Synagro Stock has occurred through the Nasdaq Market System or such other exchange on such day and thereafter the Shareholder may only sell 1,000 Registered Synagro Shares for each 1,000 shares of Synagro Stock sold by unrelated third parties through the Nasdaq Market System or such other exchange on such day. In no event shall the plan of distribution of Registered Synagro Shares include the use of a contractual underwriter, nor shall Synagro have any obligation to enter into an underwriting agreement with any investment banking firm participating as a broker in the execution of any such resales. Synagro agrees that it will furnish to the Shareholder such number of prospectuses, prospectus supplements, or other documents incident to any registration, qualification or compliance referred to herein as the Shareholder from time to time may reasonably request.

                 7.13.3 Registration Expenses. All expenses (except for commissions and any legal fees for the Shareholder's counsel) of registration of the Registered Synagro Shares effected pursuant to this Section 7.13 (including, but not limited to, the expenses of any qualifications under the blue-sky or other state securities laws and compliance with governmental requirements of preparing and filing any post-effective amendments or prospectus supplements required for the lawful distribution of the Registered Synagro Shares to the public in connection with such registration) will be paid by Synagro.

                 7.13.4 Preparation; Reasonable Investigation. In connection with the preparation and filing of the Registration Statement under the Securities Act pursuant to this Section 7.13, Synagro will give the Shareholder (and any single counsel designated by the Shareholder), the opportunity to participate in the preparation of the Registration Statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of Synagro with its officers and the independent public accountants who have certified its financial statements as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act.

                 7.13.5 Rights Non-Transferable. The registration rights provided by this Section 7.13 are for the benefit solely of the Shareholder, are personal in nature, and shall not be available to any subsequent holder of the Registered Synagro Shares (other than subsequent holders who have become such by gift or other transfer by the Shareholder to its affiliates, Bremer, an immediate family member of Bremer, or by will or through operation of the laws of descent and distribution).

                 7.13.6 Indemnification by Synagro. Synagro agrees to indemnify and hold harmless the Shareholder and its officers, directors, shareholders, agents and employees (the "Shareholder Parties") against any and all claims, demands, losses, costs, expenses, obligations, liabilities, joint or several, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees (collectively, "Claims"), to which the Shareholder may become subject under the Securities Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Synagro will reimburse the Shareholder and each Shareholder Party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending any such Claim (or action or proceeding in respect thereof); provided that Synagro shall not be liable in any such case to the extent that any such Claim (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Synagro through an instrument duly executed by the Shareholder specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the

         Shareholder or any Shareholder Party and shall survive any transfer of Registered Synagro Shares by the Shareholder.

                 7.13.7 Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a Claim referred to in this Section 7.13, such indemnified party will, if a claim in respect thereof is to be made against Synagro, give written notice to Synagro, in the manner and to the address specified in Section 9.4 hereof, of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve Synagro of its obligations under this Section 7.13, except the extent that Synagro is actually prejudiced by such failure to give notice. In case any such action is brought against Synagro, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Claim, Synagro shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from Synagro to such indemnified party of its election so to assume the defense thereof, Synagro shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. Synagro shall not, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such Claim.

                 7.13.8 Undertaking to File Reports and Cooperate in Rule 144 and Rule 145 Transactions. For as long as the Shareholder is subject to Rule 144 or Rule 145 of the Securities Act and continues to hold any Synagro Shares, Synagro will use reasonable commercial efforts to timely file all annual, quarterly and other reports required to be filed by it under Section 13 or 15(d) of the Exchange Act and the rules and regulations of the Commission thereunder, as amended from time to time. If the Shareholder proposes to sell any Synagro Shares pursuant to Rules 144 and 145, Synagro shall cooperate with the Shareholder so as to enable such sale to be made in accordance with applicable laws, rules and regulations, the requirements of Synagro's transfer agent, and the reasonable requirements of the broker through which the sales are proposed to be executed. Without limiting the generality of the foregoing, Synagro shall, upon request, furnish with respect to each such sale (i) a written statement certifying that Synagro has complied with the public information requirements of Rules 144 and 145 and (ii) an opinion of Synagro's counsel regarding such matters as Synagro's transfer agent or the Shareholder's broker may reasonably desire to confirm.

                 7.13.9 Beneficiaries. The provisions of this Section 7.13 are for the benefit of the Shareholder and Synagro, and no other person shall acquire or have any rights under or by virtue of this
         Section 7.13.

                 7.13.10  Modification.  Synagro agrees to amend this Section
         7.13 as reasonably requested by the Shareholder upon advice of the Shareholder's broker in order to assure that the Registered Synagro Shares are marginable in accordance with applicable securities laws, unless, on advice of Synagro's counsel or other advisors, such amendment could have a material adverse effect on the benefits Synagro reasonably expected to receive upon consummation of the transaction contemplated hereby.

         7.14    Registered Shares Restrictions.

                 7.14.1 Limitation on Transfers. The Shareholder agrees that for the period commencing on the date the registration statement filed by Synagro pursuant to Section 7.13 is declared effective by the Commission and ending at 5:00 p.m. Houston time on the first anniversary of said date (the "Holding Period"), the Shareholder will not make any sale, transfer or other disposition of the Registered Synagro Shares; provided, however, that (i) the Shareholder may deposit the Registered Synagro Shares with a brokerage, investment banking or similar firm ( a "Brokerage Firm") for the purpose of margining the Registered Synagro Shares with, or pledging the Registered Synagro Shares as security for a loan from, said Brokerage Firm; (ii) the Shareholder, or said Brokerage Firm, may sell, transfer or dispose of such portion of the Registered Synagro Shares necessary to cover any margin call owed to, or make a payment that is in default with respect to a loan from, said Brokerage Firm relating to the Registered Synagro Shares; and (iii) commencing on the first anniversary of the date of this Agreement, the Shareholder may sell, transfer or dispose of Registered Synagro Shares in such amounts and at such intervals as provided in Rule 144 of the Securities Act as if the Registered Synagro Shares constituted Unregistered Synagro Shares.

                 7.14.2 Hedging Restriction. During the Holding Period, neither said Brokerage Firm nor the Shareholder may sell short any Common Stock or enter into any kind of straddle or any other kind of price hedging transaction with respect to the Registered Synagro Shares; provided that, commencing on the first anniversary of the date of this Agreement, the Shareholder may sell short shares of Common Stock and enter into straddles or other price hedging transaction with respect to Registered Synagro Shares in such amounts and at such intervals as provided in rule 144 of the Securities Act as if such Registered Synagro Shares constituted Unregistered Synagro Shares.

         7.15 Nasdaq National Market Listing. Synagro acknowledges that the Shareholder contemplates margining some or all of the Registered Synagro Shares and that listing of Synagro Common Stock on the Nasdaq National Market is a requirement for the Registered Shares to be marginable. Synagro has filed an application with the National Association of Securities Dealers, Inc. for listing on the Nasdaq National Market and shall use reasonable commercial efforts to cause the Synagro Common Stock to be listed on the Nasdaq National Market.

         7.16 Los Alisos Consent. Bremer and the Shareholder shall use reasonable commercial efforts, and shall cooperate with Synagro and Recyc, to obtain any consents to the assignment of any material contracts to which Recyc is a party and Permits that are necessary as a result of the consummation of the transactions contemplated hereby, including, without limitation, the consent of all of the other parties to that certain contract among Los Alisos Water District, Santa Margarita Water District, the City of San Clemente and Recyc, dated February 1, 1997.

                                   ARTICLE 8
                                INDEMNIFICATION

         8.1 Indemnification by Bremer and the Shareholder. After the Closing Date, in addition to any other remedies available to Synagro under this Agreement (including, without limitation, any offset against the Promissory Note or the delivery of any Pledged Shares or Additional Pledged Shares to Synagro pursuant to Section 1.1(b) hereof), or at law or in equity, each of Bremer and the Shareholder shall jointly and severally indemnify, defend and hold harmless Synagro, Recyc and their respective officers, directors, employees, agents, and stockholders, against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorneys' fees and expenses (collectively, the "Damages") that such indemnitees shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by, Bremer, RTI, the Trustee or the Shareholder to perform their respective representations, warranties, covenants or agreements in this Agreement, any Ancillary Document to which Bremer, RTI, the Trustee and/or the Shareholder are a party or any schedule, certificate, exhibit, or other instrument furnished or delivered to Synagro by Bremer, RTI, the Trustee or the Shareholder under this Agreement or any Ancillary Document; (ii) the ownership or operations of Recyc before the Closing Date, including, without limitation, any Damage relating to or arising out of, in any way, any groundwater contamination or any duties or obligations of Bremer, Recyc or Shareholder, whether before or after the Closing Date, set forth or mentioned in, arising out of or attributable to the Settlement Agreement, (iii) the Other Operations, (iv) all Taxes arising out of or in any way related to the ownership, business or operations of Recyc or the Other Operations through the end of the Closing Date, including, without limitation, any Taxes resulting from the consummation of the transaction contemplated hereby, or (v) a breach by RTI of the Transportation Agreement. Notwithstanding any provision herein to the contrary, the aggregate liability of Bremer and the Shareholder, taken together, arising under this Section 8.1 shall not exceed $7,000,000.

         8.2 Indemnification by Synagro. After the Closing Date, in addition to any other remedies available to Bremer or the Shareholder under this Agreement, or at law or in equity, Synagro shall indemnify, defend and hold harmless each of Bremer and the Shareholder, and the Shareholder's officers, directors, employees, agents and shareholders, against and with respect to any and all Damages that such indemnities shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by Synagro to perform, any of its representations, warranties, covenants or agreements in this Agreement, any Ancillary Document to which Synagro is a party or any schedule, certificate, exhibit or other instrument furnished or delivered to Bremer or the Shareholder by or on behalf of Synagro under this Agreement or any Ancillary Document; and (ii) the ownership or operations of Recyc from and after the Closing Date, except with respect to Recyc's obligations under the Settlement Agreement for which Bremer and the Shareholder are responsible, and
(iii) any duties or obligations of Synagro, whether before or after the Closing Date, set forth or mentioned in, arising out of or attributable to the Settlement Agreement. Notwithstanding any provision herein to the contrary, the aggregate liability of Synagro arising under this Section 8.2 shall not exceed $7,000,000.

         8.3 Indemnification Procedures. If any party hereto discovers or otherwise becomes aware of a claim for Damages arising under this Article 8, such indemnified party shall give written notice (an "Indemnification Notice") to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, except to the extent the indemnifying party is materially prejudiced thereby.
Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for Damages arising under this Article 8 may be made, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, except to the extent the indemnifying party is materially prejudiced thereby. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, and the expenses of such defense shall be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

         8.4 Termination of Indemnity, Representations and Warranties. The indemnities provided in Sections 8.1 and 8.2 shall terminate with respect to all Damages which are not the subject of an Indemnification Notice received by the indemnifying party within two years after the Closing Date; except that the time period for receipt of an Indemnification Notice for the indemnities contained in Section 8.1(i), with respect to a breach of the representations, warranties, covenants and agreements contained in Sections 2.1.4, 2.1.11, 2.1.13, 2.1.15, 2.2, 7.2 and 7.4, and the indemnities contained in Sections 8.2(i), with respect to a breach of the representation and warranty contained in Section 3.10, shall survive for the applicable statute of limitations period; and provided that the indemnity for a breach of Section 7.3 or Section
7.5 shall survive for the term of the Facility Lease and the indemnities contained in Sections 8.1(iii) and 8.2(ii) shall survive indefinitely. The indemnities provided in Sections 8.1 and 8.2 shall survive indefinitely with respect to Damages for which an Indemnification Notice is received by the indemnifying party within the applicable period provided in the preceding sentence. The representations and warranties contained in Articles 2 and 3 hereof shall terminate two years after the Closing Date, except that the representations warranties, covenants and agreements contained in Sections 2.1.4, 2.1.11, 2.1.13, 2.1.15, 3.10, 7.2 and 7.4, shall survive for the applicable statute of limitations period.

         8.5 Insurance. For so long as a party hereto has any indemnity obligation under Section 8.1 or 8.2 hereof, said party shall maintain, to the extent available on commercially reasonable terms, appropriate insurance insuring against claims of the type subject to said indemnity obligation, in such amounts as said party deems reasonable but in no event less than the amounts currently maintained by said party. Promptly following the Closing Date, as well as from time to time as such policies are renewed, the indemnifying party shall provide the indemnified party certificates of such insurance, which shall be endorsed to name the indemnified party as an additional insured for all coverages, shall provide for waivers of subrogation as to the indemnified party and shall require such insurer to notify the indemnified party in writing at least thirty days prior to cancellation of such insurance.


                                   ARTICLE 9
                                 MISCELLANEOUS

         9.1 Press Releases. Neither Bremer nor the Shareholder shall make any public statement or announcement concerning this Agreement or the transactions contemplated herein without the prior consent of Synagro, subject, however, to the right of Bremer or the Shareholder to make such an announcement when in the opinion of its counsel such public statement or announcement is legally required. Prior to making any public statement or announcement concerning this Agreement or the transactions contemplated hereby, Synagro shall provide a copy thereof to Bremer.

         9.2 Entirety. This Agreement supersedes the Letter Agreement and embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior representations, warranties and agreements between the parties with respect thereto, whether written or oral, are hereby superseded in their entirety. This Agreement may not be modified or amended in any manner except by written instrument executed by all of the parties hereto.

         9.3 Counterparts and Facsimile Signature. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. This Agreement may be executed by any party by facsimile signature, with the original signature to be promptly delivered thereafter, and such facsimile signature shall be binding upon the party so executing this Agreement.

         9.4 Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered in person or by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested.

                                 IF TO SYNAGRO:

 Addressed to:                               With a copy to:

 Synagro Technologies, Inc.                  Porter & Hedges, L.L.P.
 5850 San Felipe, Suite 500                  700 Louisiana, 35th Floor
 Houston, Texas 77057                        Houston, Texas 77002
 Attention: Mark A.  Rome                    Attention: T. William Porter
 Telephone: (713) 706-6185                   Telephone: (713) 226-0600
 Facsimile:  (713) 706-6181                  Facsimile:  (713) 228-1331

                        IF TO BREMER OR THE SHAREHOLDER:

 Addressed to:                               With a copy to:

 GroWest, Inc.                               McKenna & Cuneo, L.L.P.
 114 Business Center Drive                   750 B Street
 Corona, California 91720-1724               Symphony Towers, Suite 3300
 Attention: John A. Bremer                   San Diego, California 92101-8105
 Telephone:  (909) 371-3929                  Attention: Richard G. Opper
 Facsimile:   (909) 737-0956                 Telephone: (619) 595-5400
                                             Facsimile:   (619) 595-5450

         Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered in person or by courier or facsimile to such address, upon delivery during normal business hours on any business day. Any notice required to be given to Bremer, or the Shareholder, hereunder shall be deemed duly given if sent to the Shareholder and/or Bremer in accordance with the provisions of this Section 9.4.

         9.5 Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

         9.6 Successors and Assigns. Neither Synagro, Bremer nor the Shareholder may transfer or assign this Agreement or any of their respective rights, duties or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective heirs, successors and assigns.

         9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         9.8 Applicable Law. The laws of the State of California will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Bremer, the Shareholder and Synagro agree that the state and federal courts situated in Riverside County, California shall have personal jurisdiction over Bremer, the Shareholder and Synagro, and shall be the sole venue, to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Riverside County, California and, as such, Bremer, the Shareholder and Synagro, agree that venue shall be proper with the state or federal courts in Riverside County, California to hear such disputes. In the event either the Shareholder, Bremer or Synagro is not able to effect service of process upon the other with respect to such disputes, the Shareholder, Bremer and Synagro expressly agree that the Secretary of State for the State of California shall be an agent of Bremer, the Shareholder and/or the Synagro, as applicable, to receive service of process on behalf of Bremer, the Shareholder and/or Synagro, as applicable, with respect to such disputes.

         9.9 Definition of Material Adverse Change. As used in this Agreement, the term "material adverse change" means any change, event, circumstance or condition (collectively, a "Change") which when considered with all other Changes would reasonably be expected to result in a "loss" having the effect of so fundamentally adversely affecting the business or financial prospects of Recyc or Synagro, as applicable, that the benefits reasonably expected to be obtained by Synagro, with respect to losses by Recyc, and the Shareholder, with respect to losses by Synagro, as a result of the consummation of the transactions contemplated by this Agreement would be jeopardized with relative certainty. The term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses paid or incurred or more likely than not to be paid or incurred, or diminutions in value of any kind or character (whether known or unknown, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are more likely than not to occur, including without limitation penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred or more likely than not to be incurred in connection with investigating or defending any demands, claims, actions or causes of action that, if adversely determined, would likely result in losses, and all amounts paid in settlement of claims or actions; provided, that losses shall be net of any recoveries by Recyc or Synagro, as applicable, from third parties and any insurance proceeds Recyc or Synagro, as applicable, is entitled to receive from a nonaffiliated insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds). The parties agree, however, that a reduction in the trading price of Synagro Common Stock on the Nasdaq Market for Small-Cap Issues or the Nasdaq National Market, as applicable, shall not, in and of itself, constitute a material adverse change.

         9.10 Joinder. Laura Bremer, the spouse of Bremer, executes this Agreement solely to (i) acknowledge its fairness and that it is in her best interest, (ii) bind her interest, if any, in the Recyc Shares, (iii) evidence her agreement to be bound by the terms and provisions of this Agreement, and
(iv) and (v) evidence her agreement to execute each of the documents and instruments described in Section 1.3 hereof to which she is a party and, as a trustee of the Trust, comply with the obligations under the covenants contained in Sections 7.3, 7.5 and 7.6 hereof.

         IN WITNESS WHEREOF, Bremer and Laura Bremer have executed this Agreement, and Synagro and the Shareholder have caused this Agreement to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written.

                          SYNAGRO TECHNOLOGIES, INC.



                          By:   /s/ Ross M. Patten
                             ---------------------------------------------------
                                    Ross M. Patten
                                    President and Chief Executive Officer


                          GROWEST, INC.


                          By:   /s/ John A. Bremer
                              --------------------------------------------------
                                    John A. Bremer
                                    President


                                /s/ John A. Bremer
                          ------------------------------------------------------
                                    John A. Bremer


                                /s/ Laura Bremer
                          ------------------------------------------------------
                                    Laura Bremer